Exhibit 10.11

Confidential materials omitted and filed

separately with the Securities and Exchange

Commission. Asterisks denote omissions.

SERVICES AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into as of this 9th day of May, 2008 (“Effective Date”) by and between The Bancorp, Inc. (“Bancorp”), a Delaware bank holding company and Higher One, Inc. (“Higher One”), a Delaware corporation.

RECITALS

Higher One is engaged in the business of providing customized programs (including products and services) to educational institutions throughout the United States and to their respective students, faculty, staff, alumni, and others (“Operation”).

To implement the Operation, Higher One delivers a DDA account with customized features to its customers (“Account”). Higher One customers are issued a debit card (the “Card”) to access funds in their Account, and perform other functions including but not limited to identification, access to facilities, dining hall use, library privileges, or other uses. The Card is issued on a national network such as VISA, MasterCard or similar network and may be used at participating merchants, automated teller machines and/or cash dispensers (“ATMs”), including those operated by Higher One. Higher One provides various payment processing services to its clients, such as refund and payroll disbursement and cashiering solutions.

To offer Accounts through the Operation, Higher One desires that Bancorp, through its designated affiliate The Bancorp Bank, serve as the depository institution for purposes of the Operation, and provide various additional banking services to Higher One and its customers as set forth herein (collectively hereinafter referred to as “Bancorp”).

Higher One and Bancorp have performed to their satisfaction all necessary due diligence with respect to one another, have contemplated the risks and benefits of entering into this Agreement, and desire to be bound in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION I.

DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms have the definitions indicated.

“Applicable Law” shall mean all applicable federal and state statutes, regulations, judicial decisions, rules orders and requirements of any Regulatory Authority, and Association Bylaws and Operating Regulations, as such statutes, regulations, requirements, order, or bylaws may be amended or in effect from time to time during the term of this Agreement.

“Account” shall mean a demand deposit account (as defined by Federal Reserve Regulation D), subject to FDIC insurance, and held at Bank for the benefit of Higher One Customers.

“Card” shall mean a debit card or other access device issued by Bank and to a Higher One Customer for purposes of accessing the Account.

“Charges” means service charges assessed against the User Accounts, set by Higher One.

“Deposit” shall have the meaning set forth in Section 3(1) of the Federal Deposit Insurance Act, 12 U.S.C. § 1813(1), including, without limitation, demand deposit accounts, certificates of deposit, savings accounts, NOW accounts, and individual retirement accounts.

“Deposit Contract” means the deposit contract and/or related deposit disclosures, including disclosures required by state or federal law, which will be provided to Users online in connection with the User Accounts. Deposit Contracts and related disclosures are subject to the review and approval of Bancorp.

“Fees” means all banking revenue generated from the use of the User’s Accounts, including any card usage, interchange and miscellaneous fees.

“Higher One Customer” means a customer of Higher One who has activated any Higher One Services.

“Higher One Deposits” means the Deposits of Higher One and Higher One’s Customers held by Bancorp. A Higher One Customer may also have other deposits at Bancorp, which are not related to the Higher One Services, and such deposits will not be included as a User Account for the purposes of this Agreement.

“OneAccount” means a type of User Account offered by Higher One to Users.

“Private Label Banking Program” shall refer to those services offered by Bancorp to Higher One pursuant to a Private Label Banking and Referral Program Agreement entered into between the Parties.

“Regulatory Authority” shall mean any local, state or federal agency, office or supervising entity, or any other authority having jurisdiction over Bancorp or Higher One, in such a manner as to impact the operations or activity being contemplated under this Agreement.

“Universities” shall mean those educational institutions wherein Higher One offers its Operation.

“User” means a customer of Higher One who has activated any Higher One Services.

“User Account” means a deposit account at Bancorp offered to Users by Higher One, which is subject to a Deposit Contract between the User and Bancorp and Higher One’s assignment rights under this Agreement, and which is insured by the Federal Deposit Insurance Corporation (FDIC). Higher One shall receive all Charges, Fees, and other revenue generated by Bancorp from User Accounts.

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SECTION II.

OBLIGATIONS AND COVENANTS OF HIGHER ONE

2.1 General Obligation. Higher One shall be responsible for the technology and operations associated with the OneAccount and Card, and shall bear all responsibility for and pay all expenses of the Operations except as otherwise described in this Agreement. Bancorp’s role will be limited to providing the bank depository services and FDIC insurance required for the OneAccounts, and will bear all costs associated with that role.

2.2 Specific Obligations. Higher One, at its own cost, shall be solely responsible for implementing all aspects of the Operation as set forth in this Section 2.2 (“HigherOne Services”).

(a)	Higher One shall enter into contracts with Universities to implement the Operation and to provide services and products to them and/or their students, faculty, staff, alumni, and/or other related parties;

(b)	Higher One shall directly (or pursuant to contracts with third-party providers) provide for all operational needs of the Operation. This will include the necessary management, financial expertise, staff and software needed to conduct the Operation, including all documentation and specifications relating to such software required to implement the Operation.

(c)	Higher One shall provide all Operation-related software and recordkeeping necessary to implement the Operation in compliance with Applicable Law;

(d)	Higher One shall provide full back office operations, systems and administrative support in connection with the Operation, including customer service, in accordance with commercially reasonable standards, or as otherwise agreed in writing between Higher One and Bancorp.

(e)	Establishment of Accounts at Bancorp. Higher One will establish an account at Bancorp identifying the Higher One Deposits (“Master Account”) into which Higher One will direct or coordinate all of the Higher One Deposits. Higher One will make appropriate entries to the Master Account to reflect the aggregate transactions to the User Accounts and maintain such necessary records to establish a User Account for each individual User with sufficient detail as required by Applicable Law to qualify such User Account for FDIC insurance;

(f)

Transactional Activity. Higher One will be responsible for all transactional activity through the Account, including: (i) ACH and wire transfer transactions initiated at the direction of Users; (ii) deposits to User Accounts (via ACH, mail, wire transfers and direct credits from Universities); (iii) coordinating and providing support for payments made from User’s Accounts, including payment by check, debit card charge and electronic payment. All such transactional activity shall be conducted in

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compliance with Applicable Law, applicable rules of the National Automated Clearing House Association (NACHA), and any requirements of Bancorp as may be communicated to Higher One from time to time;

(g)	Card Production and Association Compliance. Higher One shall be responsible for producing all Cards and/or checks issued to Users in connection with any Account, subject to compliance with applicable VISA, MasterCard, or other card association rules, and approval by Bancorp;

(h)	Card Maintenance and Card Security. Higher One shall be responsible for:

(i)	maintaining and managing all Cards, both prior to and after issuance, and managing all security aspects of the Cards, including allowing for Users to select and change their password identification number (PIN) online;

(ii)	cooperation making available, and causing its third-party providers to make available, all information, data and personnel requested by Bancorp’s regulatory authorities in connection with any examination by such authorities;

(iii)	maintaining and providing separate account information and communicating same to Bancorp as necessary or appropriate for Bancorp to identify funds ownership interests sufficient to allow for FDIC deposit insurance as to each User Account and pass-through FDIC deposit insurance for each owner’s funds in the single account maintained at Bancorp which will act as the repository for disbursement funds from the Universities to recipients individually identified to Higher One and identified by Higher One to Bancorp; and

(iv)	maintaining procedures for the identification of each new User upon the establishment of a User Account for such User or within a reasonable time thereafter as required by Applicable Law. Such procedures are designed to comply with the requirements of the federal Bank Secrecy Act, the federal USA PATRIOT Act, any regulations adopted pursuant to such acts, and applicable regulations of the Office of Foreign Assets Control.

2.3 Compliance with Applicable Law. Higher One shall ensure that all aspects of the Operation, and the performance of its obligations hereunder are in compliance with Applicable Law, and performed in a commercially reasonable manner.

Notwithstanding the foregoing, the parties acknowledge that Higher One shall not have liability for any actions taken by Bancorp in connection with the Operation, and Bancorp shall indemnify Higher One for any liability inuring to Higher One as a result of Bancorp’s actions;

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such liability and/or indemnification shall be inapplicable if Bancorp’s actions are based on information or instructions from Higher One received through Higher One software, systems, processes or instructions.

2.4 Restrictions. Notwithstanding Higher One’s authority and responsibilities with respect to the Operation, Higher One shall not affect any of the following without the prior consent of Bancorp:

(a)	Enter into contracts on behalf of Bancorp, except for facilitating the opening of User Accounts for Users as described in this Agreement;

(b)	Make use of the name “Bancorp Bank” or any trademarks or tradenames of Bancorp, except in connection with the Services offered pursuant to this Agreement.

SECTION III.

OBLIGATIONS AND COVENANTS OF BANCORP

3.1 General Obligation. Bancorp’s obligations hereunder shall be limited to that of providing certain depository functions with respect to the Operation. Bancorp shall have no obligations with respect to any other aspect of the Operation except as specifically set forth in this Section III.

3.2 Specific Obligations. In connection with the Operation, Bancorp shall perform the following services:

(a)	Bancorp shall provide all banking services offered to and utilized by the Users under the Operation in accordance with the provisions of this Agreement and the terms of any Deposit Contract and Applicable Law;

(b)	Bancorp shall perform its functions in a commercially reasonable manner, and shall ensure that all depository services performed in connection with the Operation are separately maintained for the benefit of Higher One, its Users and the Operation, such as maintaining a separate Routing/Transit number (including working with Frost Bank to transfer the existing routing number, and entering into any required agreements to facilitate the continued use of existing numbers for which all related costs will be borne by Higher One), clearing accounts and BINs for the Higher One User Accounts and Cards;

(c)	Bancorp shall ensure that its deposit insurance remains in full force and effect so that the Account of each User qualifies for FDIC deposit insurance in the User’s individual right and capacity, provided however, that Higher One has provided Bancorp with the necessary User information as required by Applicable Law;

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(d)	Bancorp shall issue checks in connection with certain Accounts, to be made available to each User through Higher One, with which Users may draw against their User Accounts, and Bancorp shall honor those checks properly drawn on the User Accounts based on funds available in the User Accounts all in accordance with any Deposit Contract and Applicable Law;

(e)	Facilitating the issuance of the Cards in accordance with applicable VISA, MasterCard, or similar provider rules, as applicable, and honoring the Card transactions made by Users based on funds available in the User Accounts, and facilitating the pass-through to Higher One of all benefits from such networks (including through incentive agreements or through volume, entered into by Higher One or Bancorp) related to Higher One cards or programs,

(f)	Sponsoring Higher One’s ATMs as needed, and providing the cash for those ATMs at no cost, all subject to a separate ATM Sponsorship Agreement substantially similar to the form attached hereto as Exhibit A; and

(g)	Providing wire transfer services to Higher One at no cost as required for the Operations, subject to the terms of a separate Wire Transfer Agreement substantially similar to the form attached hereto as Exhibit B

(h)	Making available to Higher One the opportunity to engage in Private Label Banking pursuant to a Private Label Banking Program. This shall be separately established between the parties pursuant to a Private Label Banking Agreement substantially similar to the form attached hereto as Exhibit C.

3.3 Compliance with Applicable Law. Bancorp shall perform its obligations in compliance with Applicable Law and in a commercially reasonable manner. Notwithstanding the foregoing, the parties acknowledge that Bancorp shall have no liability for any actions taken by Higher One in connection with its providing the Operation, and Higher One shall indemnify Bancorp for any liability inuring to Bancorp as a result of Higher One’s actions.

SECTION IV.

COMPENSATION

4.1 Bancorp Compensation. Bancorp shall not be compensated by Higher One in any way or form under this Agreement, other than reimbursement or indemnification as described herein. Bancorp will, as its exclusive compensation, retain any revenue it may generate from the investment of the Higher One Deposits. All Higher One Deposits will be invested in accordance with the rules and regulations applicable to Bancorp. Ancillary services required for the Operation, including wire transfers and ATM sponsorship, shall be included services and not generate additional compensation for Bancorp.

4.2 Higher One Compensation. Higher One shall be compensated by Bancorp in form of a processing fee calculated as described below in addition to any reimbursement or indemnification described herein. Higher One will retain all other revenue generated by or from

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the User Accounts, including but not limited to, User Charges, interchange Fees, marketing and advertising revenues, any other Fees and Charges associated with such User Accounts and the Operation, and all other miscellaneous revenues. Higher One shall also retain all fees, charges and interchange generated by its ATMs and from its payment processing services.

[**]

SECTION V.

REPRESENTATIONS OF BANCORP

Bancorp represents and warrants as follows:

5.1 Organization, Good-Standing and Conduct of Business. Bancorp is a banking corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority and all necessary governmental and regulatory authorization to own its properties and assets and to carry on its business as it is presently being conducted.

5.2 Corporate Authority. The execution, delivery and performance of this Agreement have been duly authorized. No further corporate acts or proceedings on the part of Bancorp are required or necessary to authorize this Agreement.

5.3 Binding Effect. When executed, this Agreement will constitute a valid and legally binding obligation of Bancorp, enforceable against Bancorp in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (ii) laws relating to the safety and soundness of depository institutions, and (iii) general principles of equity. The Agreement, when executed and delivered by Bancorp in accordance with the provisions hereof, shall be duly authorized, executed and delivered by Bancorp and enforceable against Bancorp in accordance with its terms, subject to the exceptions in the previous sentence.

5.4 Non-Contravention and Defaults; No Liens. Neither the execution or delivery of this Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any agreement to which Bancorp is a party or by which it may be bound, (ii) violate any provision of any law, rule or regulation, or (iii) violate any provisions of Bancorp’s Articles of Incorporation or Bylaws.

5.5 Necessary Approvals. Except for regulatory approvals applicable solely to financial institutions (which approvals, if any are determined by Bancorp to be required, will be obtained by Bancorp prior to consummation of the transactions contemplated herein), no

**	Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

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consent, approval, authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of Bancorp in connection with the execution and delivery of this Agreement or the consummation by Bancorp of the transactions contemplated hereby.

5.6 Liabilities and Litigation. There are no claims, actions, suits or proceedings pending or, to Bancorp’s knowledge, threatened against Bancorp, or to its knowledge affecting Bancorp, at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a material adverse effect on the business or operations of Bancorp, and Bancorp knows of no basis for any of the foregoing. There is no order, writ, injunction, or decree of any court, domestic or foreign, or any Federal or state agency affecting Bancorp or to which Bancorp is subject.

5.7 Full Disclosure. Bancorp has provided Higher One with full access to all material aspects of its banking operation and all such information is accurate and complete as of the date provided.

SECTION VI.

REPRESENTATIONS OF HIGHER ONE

Higher One represents and warrants as follows as of the date hereof:

6.1 Organization, Good-Standing and Conduct of Business. Higher One is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority and all necessary governmental and regulatory authorization to own its properties and assets and to carry on its business as it is presently being conducted.

6.2 Corporate Authority. The execution, delivery and performance of this Agreement have been duly authorized. No further corporate acts or proceedings on the part of Higher One are required or necessary to authorize this Agreement.

6.3 Binding Effect. When executed, this Agreement will constitute a valid and legally binding obligation of Higher One, enforceable against Higher One in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors or the relief of debtors generally and (ii) general principles of equity. The Agreement, when executed and delivered by Higher One in accordance with the provisions hereof, shall be duly authorized, executed and delivered by Higher One and enforceable against Higher One in accordance with its terms, subject to the exceptions in the previous sentence.

6.4 Non-Contravention and Defaults; No Liens. Neither the execution or delivery of this Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any agreement to which Higher One is a party or by which it may be bound, (ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any nature whatsoever on any asset of Higher One, or (iv) violate any provisions of Higher One’s Certificate of Incorporation or Bylaws.

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6.5 Necessary Approvals. No consent, approval, authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of Higher One in connection with the execution and delivery of this Agreement or the consummation by Higher One of the transactions contemplated hereby.

6.6 Liabilities and Litigation. There are no claims, actions, suits or proceedings pending or, to Higher One’s knowledge, threatened against Higher One, or to its knowledge affecting Higher One, at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a material adverse effect on the business or operations of Higher One (including its ultimate ownership and operation of the Operation), and Higher One knows of no basis for any of the foregoing. There is no order, writ, injunction, or decree of any court, domestic or foreign, or any Federal or state agency affecting Higher One or to which Higher One is subject.

6.7 Software License. Higher One has the right to use the Software and any and all technology used by Higher One in connection with the Operation, as contemplated in this Agreement. Higher One shall indemnify and hold harmless Bancorp from any and all claims, actions, suits and the like to which Bancorp may become subject concerning Bancorp’s use of the Software or any such technology.

6.8 Full Disclosure. Higher One has provided Bancorp with full access to all material aspects of its Operation and all such information is accurate and complete as of the date provided.

SECTION VII.

REGULATORY APPROVALS

7.1 Regulatory Approvals. Consummation of the transactions contemplated herein shall be subject to receipt of any necessary regulatory approvals, and neither party shall be required to consummate any transactions contemplated herein unless all necessary or reasonably desirable regulatory approvals have been obtained. Notwithstanding anything to the contrary herein, in no event shall this Agreement be construed to require either party to take, or impose any liability on either party as a result of its failure to take any action which is not permissible under Applicable Law. The consummation of any transaction contemplated herein shall constitute a representation by each party to the other that all regulatory approvals necessary for that particular transaction have been received.

7.2 Expense of Regulatory Approvals; Cooperation. Each party shall be responsible for obtaining and paying for any regulatory approvals related to its consummation of the transactions contemplated herein. Each party shall use its respective best efforts to obtain all regulatory approvals and shall cooperate with the other party in order to facilitate the procurement of all regulatory approvals.

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SECTION VIII.

TERM AND TERMINATION

8.1 Term. The initial term of this Agreement shall be five years from the Effective Date and this Agreement shall renew automatically in accordance with its terms, for additional one year terms, unless either party gives written notice of non-renewal 180 days prior to the expiration of the then current term.

8.2 Termination. This Agreement may be terminated as follows:

(a)	At any time upon the mutual consent of the parties;

(b)	By either party, without cause, upon 270 days’ prior written notice. Higher One will use its best efforts to effect a more expedient termination if the termination is prompted by any regulatory action or pending action against Bancorp;

(c)	By either party, for cause, upon thirty (30) days’ written notice, in the event the other party has breached or otherwise failed to comply with any material obligation or requirement of this Agreement; provided, however, that terminating party must specifically describe the cause for termination in the written notice, and the breaching party shall have a 30-day period in which to cure;

(d)	By either party, at the direction of any Regulatory Authority or upon the advice of counsel, or in the event Higher One or Bancorp are unable to mutually resolve any material compliance issues to the satisfaction of both parties; or

(e)	upon 90 days’ written notice by Higher One, (i) if it obtains approvals to open or acquire a financial institution and desires to transfer Deposits to such institution, (ii) if Higher One experiences a change of control, in which 50% or more of its capital stock changes ownership.

8.3 Effect of Termination. In the event of termination of this Agreement by any party:

(a)	Section 10.1 and any agreements between the two parties as to indemnification, and any covenants contained herein which are specifically contemplated as being performed after termination shall survive such termination and provided further, that any termination hereof shall not preclude any party hereto from recovering any legal or equitable damages or relief to which it is entitled;

(b)	Any amounts due and owing from one party to the other shall be promptly paid in full;

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(c)	To the extent it has possession, Bancorp shall return to Higher One all Software and any other property of Higher One;

(d)	Bancorp shall comply with the requirements of Section IX;

(e)	Record Retention and Retrieval. Each of Bancorp and Higher One shall retain all records and documentation related to all Users and Accounts in a form that is reasonably retrievable for a period of five (5) years after the closure of any Account, or the termination of this Agreement (whichever is earlier). The parties agree to cooperate with one another to make such records and documentation available as may be required to comply with Applicable Law, or to respond to customer inquiries, legal requests (such as a subpoena), audits, or regulatory examination requests; and

(f)	Higher One Fee for Early Termination or Substantial Transfer. Higher One shall pay a termination fee (the “Termination Fee”) if, prior to the second anniversary of the Effective Date of this Agreement, Higher One shall (i) terminate this Agreement pursuant to Section 8.2(b) or (e), or (ii) for any other reason transfer Accounts subject to this Agreement from Bancorp to any other financial institution of any type and nature, the effect of which would be to cause the average quarterly balance of Higher One program funds on-deposit at Bancorp for any quarter to be less than fifty percent (50%) of the average quarterly balance of Higher One program funds on-deposit at Bancorp for the same quarter of the previous calendar year. For the first year, the deposits held by Higher One during the previous year at Frost Bank will be used for this comparison. The Termination Fee shall be calculated by first determining the average daily balance of Higher One program funds on-deposit at Bancorp during the 90-day period immediately preceding the date of transfer or termination triggering the Termination Fee (the “Lost Funds”). The Termination Fee will be equal to the cost to replace the Lost Funds with brokered CDs, such cost to be annualized, then divided by 12, and then multiplied by the number of months remaining of the initial 2 years of this Agreement.

SECTION IX.

TRANSFER OF HIGHER ONE DEPOSITS UPON TERMINATION

9.1 Transfer of Higher One Deposits. Upon the effective date of termination of this Agreement as provided in Section 8.1 or 8.2 of this Agreement, Bancorp shall transfer, at Higher One’s expense, the Higher One Deposits to an institution designated by Higher One (the “Transfer”), subject to Applicable Law, any Account terms and conditions and any regulatory approvals, if required. Any such approvals will be applied for as soon as practicable following the date notice of termination is given, so that they are in place at the effective date of termination. As part of the Transfer, Bancorp shall, subject to any required approvals, transfer any BINs, Routing Numbers and other related identifiers used by Higher One in connection with the Higher One Deposits, and deliver any and all applicable information, account opening contracts and the like. The parties shall cooperate with each other on the issuance of necessary notices to customers and on all other matters necessary or appropriate to a legal and efficient Transfer.

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The assets and liabilities transferred by Bancorp and assumed by the institution designated by Higher One shall include all Higher One Deposits and all obligations of Bancorp to provide services incidental to those same Higher One Deposits.

Bancorp shall use best efforts to assist with the Transfer. Until the Transfer is complete, Bancorp shall continue to provide all services under this Agreement if requested to do so by Higher One, unless otherwise directed by a Regulatory Authority.

9.2 Closing Deliveries and Documents. Upon the consummation of the Transfer, the parties shall deliver to each other such documents as are typically provided in connection with the purchase and sale of deposits, including contracts, and assignment and assumption agreements, and officer’s certificates. Appropriate adjustments for returned and uncollected items shall be made, as appropriate, on a post-closing basis.

9.3 Certain Transfer Matters. Upon the Transfer, Higher One or its designee shall be responsible for completing Forms 1099 and other tax reporting forms, if applicable, for customers who were set up in connection with the Operation, and other similar customer-related matters.

SECTION X.

MISCELLANEOUS PROVISIONS

10.1 Confidentiality and No-Use.

(a)

Each party will and, will cause its employees and agents to, hold in strict confidence, unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by other requirements of law, all Confidential Information of the other party and will not disclose the same to any person. Confidential Information shall be used only for the purpose of and in connection with consummating the transaction contemplated herein. Each party will and will cause its employees and agents to hold in strict confidence all Confidential Information except for such disclosure as may be required in the ordinary course of business, or unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by other requirements of law. During the pendency of this Agreement, each party agrees that it shall use Confidential Information only in connection with the business of Higher One and Bancorp and not for any other purpose. In the event that this Agreement is terminated because of a breach hereof, the breaching party shall never be entitled to use Confidential Information. The term “Confidential Information” shall mean all information of any kind concerning a party hereto (or an affiliate of a party) that is furnished by such party or on its behalf in connection with this Agreement, except information (i) ascertainable or obtained from

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public or published information, (ii) received from a third party not known to the recipient of Confidential Information to be under an obligation to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement), (iv) of which the recipient was in possession prior to disclosure thereof in connection herewith, or (v) which was independently developed by the recipient without the benefit of Confidential Information.

(b)	In connection with performing services under this Agreement, both parties will receive Nonpublic Personal Information, as such term is defined in the Gramm Leach Bliley Act of 1999 (the “GLB Act”) and the applicable regulations promulgated by the federal regulators of financial institutions (the “GLB Regulations”) regarding Users. Each party hereby agrees that, in addition to, and without limiting the generality of the confidentiality provisions contained in this Agreement, it shall keep all such Nonpublic Personal Information confidential and shall maintain and use such information only for the purposes of this Agreement, or as otherwise permitted in accordance with all applicable laws, rules and regulations, including but not limited to the GLB Act and the applicable GLB Regulations. Without limiting the generality of the foregoing, each party agrees and acknowledges that it is familiar with, and shall fully comply with, the Nonpublic Personal Information reuse and redisclosure limitations contained in the GLB Act and applicable GLB Regulations as they relate to the Operation. Nothing herein shall be interpreted as preventing or impairing either party to disclose any information required by regulatory authorities in connection with an examination of such party.

10.2 Information Security. Each party acknowledges the importance of maintaining the security and integrity of Nonpublic Personal Information and agrees to take steps designed to prevent the unauthorized disclosure or use of the Nonpublic Personal Information and to prevent the Nonpublic Personal Information from entering the public domain. Each party hereby represents and warrants that it is familiar with the Interagency Guidelines Establishing Standards for Safeguarding Customer Information established by the federal regulators of depository institutions (the “Security Standards”) and agrees to implement and maintain throughout the term of the Agreement appropriate security measures designed to meet the objectives of the Security Standards.

10.3 Obligations in the Event of Breach. Each party shall advise the other in writing of any misappropriation or misuse of Nonpublic Personal Information as soon as it becomes aware of such misappropriation or misuse, and will provide an appropriate response in consultation with the other party, which may include notification of Users and/or law enforcement.

10.4 Arbitration. Any dispute arising under this Agreement shall be referred to and resolved by arbitration in New Haven, Connecticut, in accordance with the rules of the American Arbitration Association, by a panel of three arbitrators, one of whom shall be selected by Higher One, one of whom shall be selected by Bancorp and the third of whom shall be selected by the

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arbitrators selected by Higher One and Bancorp. A determination made in accordance with such rules shall be delivered in writing to the parties hereto and shall be final and binding and conclusive upon them. Each party shall pay its own legal, accounting and other fees in connection with such an arbitration; provided, however, that the arbitrators may award arbitration costs, including legal, auditing and other fees to the prevailing party in the arbitration proceeding if the arbitrators determine that such an award is appropriate.

10.5 Relationship of Parties. Higher One and all of its agents and employees shall be considered independent contractors of Bancorp and the parties shall take such action as may be reasonably necessary to ensure such treatment. All work done by Higher One in connection with the Operation shall be the property of Higher One and any Software provided or used by Higher One shall be the property of Higher One and/or any third-party contractor of Higher One that has proprietary rights in such Software. Higher One shall enter into all contracts executed in connection with the Operation in its own name and on its own behalf (such that Higher One will be deemed to be the owner and beneficiary of such contracts). Bancorp shall at no time have any right or interest in the agreement(s) between Higher One and the Universities, and shall have no rights with respect to Higher One Customers except those rights which derive from the Deposit Contracts or from other contracts or relationships having no relation to the Operation.

10.6 Right of First Offer. This Agreement shall not preclude Higher One from using other banks or financial institutions to support its products and services. However, Higher One shall offer Bancorp the right of first offer to support any new products or services.

10.7 No Direct Solicitation by Bancorp. Bancorp shall not solicit Higher One Customers for any services of Bancorp unless such customers were customers of Bancorp prior to becoming customers of Higher One. Notwithstanding the foregoing, the parties acknowledge that this Section 10.7 shall not preclude general solicitations such as mass mailing, media, and otherwise not specifically targeted at Higher One Customers, or if the Users or their names come to Bancorp in the normal course of business.

10.8 Cooperation and Access. The parties shall reasonably cooperate in order to effect the transactions contemplated herein. The parties hereby agree to provide the other with full and complete access at all reasonable times to the Operation and all matters related therein.

10.9 Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter contained herein and there are no agreements, warranties, covenants or undertakings other than those expressly set forth herein, and replaces in its entirety the Letter of Intent dated February 14, 2008 between Higher One and Bancorp. Higher One and Bancorp may enter into additional agreement for other products through separate agreements or amendments hereto.

10.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. The Agreement shall not be assigned by either party, other than to an affiliate, without the prior written consent of the other party; and provided that any actions required or permitted to be taken herein by a party may be taken by an affiliate of such party, provided further that such substitution does not have a material adverse affect on the attendant benefits to the other party. For the purposes of this Agreement, “affiliate” is a person who is controlled by or is under the common control of a party, “control” being presumptively shown by a majority ownership and/or voting interest.

14

10.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

10.12 Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties. Any term, provision or condition of this Agreement (other than that required by law) may be waived in writing at any time by the party which is entitled to the benefits thereof.

10.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.14 Construction. The parties acknowledge that representations, acknowledgements or covenants expressly made herein by one or more parties to this Agreement are being made only by the parties stated herein as making such representations, acknowledgements or covenants, and no other party shall be deemed to guarantee accuracy or performance of such provisions, unless such is expressly stated.

10.15 Notice. Any notice to be given hereunder to the other party, including any notice of a change of address, shall be in writing and shall be deemed validly given if (a) delivered personally or (b) sent by express delivery service, registered or certified mail, postage prepaid, return receipt requested or (c) sent by facsimile or email, as follows:

If to Higher One:	Higher One Inc. 25 Science Park New Haven, CT 06511 Attn: Contract Admin. Email: contracts@higherone.com Fax: 203-776-7796

If to Bancorp:	The Bancorp, Inc. 405 Silverside Road, Suite 105 Wilmington, DE 19809 Attn: Frank M. Mastrangelo Email: fmastrangelo@thebancorp.com Fax: 302-385-5200

All such notices shall be deemed given on the date of actual receipt by the addressee if delivered personally, on the date of deposit with the express delivery service or the postal authorities if sent in either such manner, on the date the facsimile or email is sent if sent in such manner, and on the date of actual receipt by the addressee if delivered in any other manner.

END OF PAGE – NEXT PAGE IS SIGNATURE PAGE

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In witness whereof, the parties have executed this Agreement as of the date first written above.

THE BANCORP, INC.

By:
Its:	President

HIGHER ONE, INC.

By:
Its:	COO

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EXHIBIT A

ATM SPONSORSHIP AGREEMENT

THIS ATM SPONSORSHIP AGREEMENT (“Agreement”) is made this 9th day of May, 2008 by and between Higher One Machines, Inc. with its principal place of business located at 25 Science Park, New Haven CT 06511_(“Company”), and The Bancorp, Inc. organized under the laws of the State of Delaware, with its principal place of business located at 405 Silverside Road, Suite 105, Wilmington, DE 19809 (“Bancorp”).

RECITALS

WHEREAS, Company desires to deploy and operate Automated Teller Machines (“ATMs”) in various locations which will be connected to various networks (collectively, the “Networks”);

WHEREAS, Company warrants that it is ineligible to become a member of, or to participate in, the Networks;

WHEREAS, each of the Networks permits entities which are not eligible for membership to connect ATMs to their respective network, provided a Network member agrees to assume certain responsibilities to the Network; and

WHEREAS, the Bancorp, through its affiliated entities, including The Bancorp Bank, (collectively referred to as “Bank”) is a member of the Network for the purpose of enabling Company to connect ATMs to the Network;

WHEREAS, the Bancorp and Higher One Inc., the Company’s parent have entered into a Services Agreement dated May 9, 2008 (“Services Agreement”) and this Agreement shall be supplemental to such Services Agreement. In the event of conflicting terms or conditions the Services Agreement shall control.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1 - DEFINITIONS

SECTION 1.1 - Definitions

Except as otherwise specifically indicated, the following terms shall have the following meanings in this Agreement (such meanings to be applicable equally to both the singular and plural forms of the terms defined):

(a) Acquirer means a Network member that sponsors and is responsible for the operational control of an ATM in accordance with the rules and regulations of each System.

(b) Account means (i) a depository account which is maintained with an Issuer and which may be accessed by a Cardholder, including, without limitation, a checking, savings, NOW, share, share draft or such other depository account as may be legal under applicable law or regulation, or (ii) a Credit Card account which is maintained with an Issuer and which may be accessed by a Cardholder.

(c) Acquirer Processor means a Direct Acquirer Processor or an Indirect Acquirer Processor.

(d) ATM Operator, or “Operator” means an individual or entity that owns, or leases an ATM or owns the cash in the ATM.

(e) Automated Teller Machine or ATM means a device which satisfies all Network requirements and technical specification applicable thereto and at which a Cardholder may initiate and perform an entire set of ATM Transactions.

(f) ATM Transactions mean any of the following functions initiated by a Cardholder at an ATM:

(i) “Withdrawal” means the dispensing of money by an ATM to a Cardholder from a Cardholder’s Depository Account;

(ii) “Cash Advance” means the dispensing of money by an ATM to a Cardholder from the Cardholder’s Credit Card Account;

(iii) “Inquiry” means an inquiry by a Cardholder as to the balance of the Cardholder’s Account.

(g) By-Laws and Operating Rules mean the By-Laws and Operating Rules of the Networks, as amended from time to time.

(h) Card means a credit card, charge card, bankcard or debit card that is issued by a member of any Network Issuer with the prior express written approval of a financial institution.

(i) Cardholder means (i) the person who maintains or is authorized to access an Account with an Issuer (and if such Account is maintained with an Issuer in the name of, or may be accessed by, more than one Person, all of such Persons), and (ii) uses a Card to originate a Transaction.

(j) Cash Services mean the services furnished by the Bank or other currency agent in supplying the cash for one or more of the ATMs deployed and operated under this Agreement.

(k) Compliance Regulations mean Regulation E, and any other federal, state or local statute, law, rule or regulation applicable to the System, any Participant or any Transaction.

(1) Debit Item means an Item, which causes a reduction from a Cardholder’s Deposit Account or an extension of credit to a Cardholder.

(m) Debit Transactions shall mean a transaction by which a customer pays a terminal use fee for cash received through the use of the customer’s Card. The customer authorizes payment by an electronic debit from the customer’s Account in the amount of the cash received plus a Transaction Surcharge.

(n) Default shall mean any event, which is, or after notice or passage of time would be, an Event of Default.

(o) Direct Acquirer Processor means a Person that is:

(i) A Network member;

(ii) Directly connected to the Network; and

(iii) Processes Transactions on behalf of an Acquirer and/or an Indirect Acquirer

Processor.

(p) Eligible Transaction means an authorized Transaction upon which a Surcharge may be applied. Eligible Transactions shall be limited to the following types of Transactions:

(i) Withdrawals;

(ii) Cash Advances;

(iii) Purchases:

(q) Event of Default shall have the meaning set forth in Section 5.2 of this Agreement.

(r) Fees mean the Switch Fee and Interchange Fee as established from time to time by the Networks.

(s) Graphics Standards mean all standards, policies and other requirements adopted by the Networks from time to time with respect to use of their Marks.

(t) Indirect Acquirer Processor means a Person that is:

(i) A Member;

(ii) Not directly connected to the [Network]; and

(iii) Processes Transactions on behalf of an Acquirer and/or another Indirect Acquirer Processor.

(u) Independent Sales Organization or ISO means a non-member agent who is registered with the Network by the Bank to deploy ATMs as provided in this Agreement.

(v) Interchange Fee means the fee paid to the Acquirer by the Issuer for an ATM Transaction, as established by the Networks from time to time.

(w) Issuer means a Network member that issues Cards to Cardholders for use in executing Transactions.

(x) Item means the electronic messages, which communicate and effect a Transaction between an Issuer and its Cardholder through the use of a ATM.

(y) Mark means the service marks and trademarks of Networks and Bank, including, but not limited to, the names and any other distinctive marks or logos which identify the Network or Bank.

(z) Membership means the membership in Networks and licensing rights thereto obtained by Bank,

(aa) Merchant means the retail location where the ATM is located.

(bb) Participant means an Issuer, Acquirer, Processor or ISO.

(cc) Processing Services mean those services which are necessary to operate an ATM in accordance with the By-Laws and Operating Rules of the Networks, including without limitation, Transaction processing, Settlement, Fees. Network access, Cardholder dispute resolution, ATM support and Transaction reporting to Networks.

(dd) PIN Security and Encryption Keys Audit means the Self Audit Review mailed to the Company annually to determine if the Company is following the policies and procedures established by the Systems to ensure security and control is maintained in any access device that manages cardholder PINs and encryption keys.

(ee) Regulation E means (i) the regulation, all amendments thereto and official interpretations thereof (12 C.F.R. Part 205) issued by the Board of Governors of the Federal Reserve System implementing Title IX (Electronic Fund Transfer Act) of the Consumer Credit Protection Act as amended (15 U.S.C. 1601 et seq.) and (ii) the Electronic Fund Transfer Act and any amendments thereto.

(ff) Regulatory Authority means, as the context requires, any Network, Office of the Comptroller of Currency, the Federal Reserve Board, the FDIC and any other federal or state agency having jurisdiction over Bank or Company.

(gg) Rules mean the Operating Rules and Procedures of any Network or Regulatory Authority as the same may be amended or supplemented from time to time.

(hh) Sales Representative and/or Independent Sales Representative and/or Third Party Sales Representative means an individual or a company not directly employed by the Company that markets ATM hardware or the rights and privileges of Network Membership granted to the Company by the ISO Registration.

(ii) Settlement means the movement of funds between the card issuing bank and the bank designated in the ISO processing agreement to receive settlement funds in accordance with the Rules.

(jj) Settlement Bank means a financial institution that receives funds from the issuing bank as the result of a Transaction.

(kk) Surcharge Fee means a fee deducted from a Cardholders Account by an Acquirer or Acquirer Processor for an Eligible Transaction initiated at a Terminal.

(11) Switch means the movement of a transaction through the network systems.

(mm) System means the credit card and debit card proprietary network for transmitting items and other electronic messages and settling Transactions between Participants and includes, but is not limited to, the Switch, Terminals, Cards, all related computer hardware and software, telecommunications facilities and equipment, Rules, Regulatory Authorities, technical specifications, logos, and Marks.

(nn) Third Party means a Sales Representative, investor, or any other person or company who places, sells, invests in, loads cash or receives income from an ATM terminal operated under this Sponsorship Agreement or the registered Independent Sales Organization (ISO).

(oo) Transaction means an ATM Transaction that is initiated at a Terminal through the use of a Card and a Cardholder’s Personal Identification Number (“PIN”) and is routed through the Switch.

ARTICLE 2 - DUTIES OF COMPANY

SECTION 2.1 -Deployment of ATMs

Company may, from time to time, install ATMs in retail and other business establishments, including university and college campuses. The contract for the placement of any ATM(s) deployed under this Agreement must be in the name of the Company, or an affiliate of Company. The Company may not contract with any third party to process or place ATMs under any other name but the Company’s name, or its affiliate’s name. The Company will provide or cause to provide to the Bank at the end of each quarter an electronic file containing specified data on each ATM in operation as required in section 2.5.

SECTION 2.2 -ATM Placement

Company represents and warrants to Bank as follows:

(a) The owner(s), operator and cash provider for each new and existing ATMs placed under this Agreement will be recorded and reported to Bank. The ATMs will be leased or owned by Company and the Cash shall be provided by Bank pursuant to the Services Agreement.

(b) Company shall be responsible for security of Cardholder information and, if required, compliance with any PCI/CISP documentation developed for ATM acquirers.

(c) Company will ensure that ATM complies with Network Rules and Federal Regulations concerning ATM ownership, signage and surcharges, Bank will approve any signage before printing.

(d) Company will not assign obligations and responsibilities provided for in this Agreement to another company.

(e) Company will complete itself or through a third-party contractor an on-site inspection of each ATM installation to ensure the ATM is located in the type of facility as disclosed on the database report and the business has the proper signage, labeling, licenses and permits to operate the ATM in the city, county and state, where it is located.

(f) Company shall use only W2 employees of the Company to sell and place terminals unless Company provides to the Bank a Third Party Sales Representative (TPSR) Agreement executed by or about a TPSR. Third Party Sales Representatives may sell and place ATMs only as a representative of the Registered ISO, using agreements provided by the Registered ISO and/or the Bank. The Bank’s sponsorship will extend to TPSR activities within the scope of the TPSR Agreement only. Activities of third parties, or the employment of third parties, beyond the scope of the TPSR Agreement is a material breach of this Agreement and subjects a Company to immediate termination. Such termination could result in a listing on the Terminated Merchant File.

SECTION 2.3 -ATM Installation, Maintenance and Repair

Company will be solely responsible for installation, maintenance and repair of each ATM including electrical connection and communication line hook-up in compliance with the equipment manufacturer specifications, the Rules, and Compliance Regulations. Company represents and warrants that all operational responsibilities are completed in compliance with Rules and Regulations and the

Company has Policies and Procedures in place to document compliance. If the Company contracts with third parties to perform any service related to the sponsored ATM, the Company will ensure the same representation and warrants will be contractually guaranteed by the third party to include registration, bonding or license, if required. If requested, Company will provide Bank copies of all third party contracts with such providers within thirty (30) business days of receipt of such request.

SECTION 2.4 -Network Registration

Company shall:

(a) Complete the ISO Application (Schedule A) and provide Bank with all such due diligence information as may be required by the Bank and Network; and

(b) Notify Bank of all Networks where transactions are routed or switched in order for the Bank to properly register the ISO. Company may not switch or caused to be switched, transactions where Membership is required and Bank is not a member or registration is required and Company is not registered. Company shall be solely responsible for all Network registration and registration renewal costs that Bank may incur during the term of this Agreement.

SECTION 2.5 -Compliance Review

Company shall remain in compliance with all By-Laws and Operating Rules of each applicable Network and the requirements of any federal or state Regulatory Authority having jurisdiction over the Bank. Notification to the Company of any Network Rule or Federal Regulation will have the same contractual obligations, terms, and conditions as this Agreement. Company shall provide to the Bank the following information:

(a) Company will provide an accurate quarterly database listing all active ATM locations which shall encompass each networks inclusive quarterly reporting requirements due no later than five (5) days after the end of each calendar quarter.

(b) Company will submit an application for each Third Party Sales Representative (TPSR) and agrees not to accept merchants solicited by TPSRs until the application is reviewed and the applicant approved, Company agrees to remain in compliance with Network and Bank Rules concerning the use of TPSRs. The use of sub-ISOs is strictly prohibited. If required or warranted Company will pay for the services of an independent third party to conduct reviews of the Company to include a review of financial records to determine if the Company complies with this Rule.

(c) Company will provide other information as of the execution date of this Agreement and annually thereafter or as any Network or the Bank may require, including but not limited to:

(i) Annual Federal Tax Returns will be sent to Bank within fourteen (14) days after filing for Company and its parent company but no later than October 1 of each year; and

(ii) As soon as possible or in any event within 180 days after each December 31 (or at the end of the Company’s calendar year) during the term of the Agreement, Company will provide Bank with a copy of the Company’s balance sheet and income statement as of the end of such period. Not withstanding the above, should the Bank request financial information concerning the Company, the Company will comply with such a request within thirty (30) business days of receipt of such request; and

(iii) Company will obtain and or retain a comprehensive insurance policy covering; errors and omissions, commercial liability and employee dishonesty, fidelity and crime coverage for all Company employees, officers, and agents. Such policy or policies must be with insurance carriers that have an AM Best rating of A or better, or be otherwise acceptable to Bank, and shall provide for coverage limits not less than $1,000,000 per occurrence. Company will provide Bank with evidence of insurance on an annual basis, and at the time of renewal.

(iv) Bank will require annual due diligence on any Third Party Sales Representative used by the ISO to market, sell or place ATM.

(v) intentionally omitted

(d) If required documentation is not received within the time periods provided, the failure will be an event of default. Company will have thirty (30) business days to provide the information in this Section 2.5, after notification by the Bank that the information was not received or is incomplete. If the failure is not cured this Agreement may be terminated per Article V. No ATM may be activated during such period. Bank reserves the right to forego renewal of ISOs Network registration until required documentation has been received.

SECTION 2.6 -Authority of Company

The authority of Company shall extend no further than is expressly stated in this Agreement. It is the intent and purpose of this Agreement that Company shall be and at all times remain only an independent contractor as that term is legally understood and construed, and nothing herein contained shall be construed or inferred to create the relationship of employer and employee, partnership, joint venture partner, agency, consultant or any other relationship between Bank and Company.

SECTION 2.7 -Company Warranties, Representations and Disclosures

In addition to the representations and warranties of Company elsewhere herein, Company warrants and represents to Bank as follows:

(a) This Agreement is valid, binding and enforceable against Company in accordance with its terms.

(b) Company operates as a sole proprietor, partnership, limited liability company or corporation, validly existing, and in good standing under the laws of the state where licensed or registered and is authorized to do business in each state in which the nature of Company’s activities make such authorization necessary or required.

(c) Company has the full power and authority to execute and deliver this Agreement and perform all of its obligations hereunder. The provisions of this Agreement and the performance of Company of its obligations hereunder are not in conflict with Company’s Articles of Incorporation, By-Laws, or any agreement, contract, lease or obligation to which Company is a party or by which it is bound.

(d) If Company or any principal of Company has been the subject of any of the actions provided in this section, and such fact is known to Company or to an executive officer of Company, a full explanation will be provided, in a separate document and signed by the principal involved.

(i) Criminal conviction (except minor traffic offenses and other petty offenses);

(ii) Bankruptcy filing or petition;

(iii) Federal or state tax lien;

(iv) Administrative or enforcement proceeding commenced by the Securities and Exchange Commission, state securities Regulatory Authority, Federal Trade Commission, or any other state or federal regulatory agency; or

(v) Restraining order, decree, injunction, or judgment in any proceeding or lawsuit alleging fraud or deceptive practice on the part of Company or any principal thereof.

For purposes of this Section 2.7, the word “principal” shall include any person directly or indirectly owning ten percent (10%) or more of Company, any officer or director of Company, any person actively participating in the control of Company’s business.

(e) There is not now pending or threatened against the Company, any litigation or proceeding, judicial, tax or administrative, the outcome of which might adversely affect the continuing operations of the Company. Attached, Exhibit A is a list and brief description of any pending litigation in which the Company or any principal is a party that may result in a judgment of more than $250,000.

(f) The Company’s financial statements, subject to any limitations stated therein, which have been or which hereafter shall be furnished to the Bank to induce it to enter into the Agreement and/or continue this Agreement do or will fairly represent the financial condition of the Company, and all other information, reports and other papers furnished the Bank will be, at the time the same are furnished, accurate and complete in all material respects and complete insofar as completeness may be necessary to give the Bank a true and accurate knowledge of the subject matter, and said statements were prepared in accordance with generally accepted accounting principles.

SECTION 2.8 -Use of Bank’s Name

Company shall not use Bank’s name or logo for any reason or use or refer to Bank in any advertisements, sales, presentation or marketing materials, except as provided in Section 2.10 without the written consent of Bank, which consent shall not be unreasonably withheld. Company may accurately describe its relationship with Bank in response to questions and in its dealings with the Processor, location owners and operators, and merchants.

SECTION 2.9 -Covenants

Company covenants and agrees with Bank as follows:

(a) Company agrees that Bank has prior approval rights of any Processor which Company may choose to process ATMs sponsored under this agreement.

(b) Company agrees that all ATMs activated and processed under this agreement will:

(i) Be securely loaded with unique TDES initialization keys and use TDES for all working keys.

(ii) Each device must contain a Visa or MasterCard-approved and lab-evaluated Encrypting PIN pad.

(c) It will promptly give written notice to Bank of any material adverse change in the business, properties, assets, operations or conditions, financial or otherwise, of the Company, and the pending or threat of litigation involving the sum of $250,000.00 or more and of all tax deficiencies and other proceedings before governmental bodies or officials materially affecting the Company; and

(d) Equipment provided under this Agreement is placed in service with the assurance that the equipment has not been altered or subject to unauthorized modifications or tampering at the time placed into service and is in compliance and will remain in compliance with all system standards.

(e) Scrip Terminals will be activated and operated only in compliance with the regulations of each Network with which the Company is registered. All Networks that sponsor Scrip Terminals require proper transaction identifiers that enable the Processor/Network to properly charge interchange fees due from the Company. Incorrect activation, programming changes, or any other attempt on the part of the Company to fraudulently identify, activate, or operate the Terminal will result in;

(i) Full repayment of all fees collected from the date the Terminal was activated;

(ii) All fines assessed by the Networks; and

(iii) Termination of the Agreement pursuant to Article 5.

SECTION 2.10 -Advertising Material

Bank shall have the right to approve or disapprove in its sole discretion in advance any advertising material bearing Bank’s mark or Bank’s name before the use or distribution of any such material. TPSRs may not advertise or hold themselves out to be independent business entities while performing duties pursuant to the TPSR Agreement. This would include but is not limited to advertisement on web sites, brochures, business cards, or ATM signage under any business name except under the exact The Bancorp Bank registered ISO name.

SECTION 2.11 -Release of Information

By signing this Agreement, Company hereby gives consent and authorization to all processors utilized by the Company to release any and all ATM information that is required by any Network for the Bank to remain in compliance with Network rules, regulations, procedures or any other request made by the Network to the Bank for any information maintained by the processor.

SECTION 2.12 -Exclusivity

Company agrees that all ATMs owned and deployed by Company for any processor and any Network for which Bank is a member will be sponsored by Bank. Company will notify Bank of all processors utilized by Company and will notify processors to release information to the Bank pursuant to Section 2.11. Company agrees to reimburse Bank any actual Network fees (net of any rebates or discounts) directly related to Company’s activity, from date ISO is approved, for all processed transactions, from all Networks Bank of which Bank is a member and transactions that are switched by any Network of which Bank is a member.

ARTICLE 3 - DUTIES OF BANK

SECTION 3.1 -Membership in the Network

Bank shall maintain its Membership in good standing and shall abide by all the rules and regulations applicable to the Bank as set forth in the By-Laws and Operating Rules provided, however, that Bank may elect to terminate its Membership at any time by giving Company ninety (90) days notice of its intention to terminate Membership. Nothing herein shall be deemed to obligate Bank to attempt to maintain Membership if the Networks have elected to terminate the Bank’s Membership. If the Bank terminates its Membership in any Network utilized by Company, Company shall have the option to terminate this Agreement with 60 days notice with no penalty.

SECTION 3.2 -Terminal Sponsorship

Bank shall sponsor each Terminal deployed by Company in accordance with this Agreement with the applicable Network in which Bank holds a Membership.

SECTION 3.3 -Other Services

Bank shall be under no obligation to provide services beyond those services agreed to in this Agreement.

ARTICLE 4 - COMPENSATION, RESERVES AND EXPENSES

SECTION 4.1 -Reserve

(a) A reserve account is not required at this time.

SECTION 4.2 -Other Costs

Company shall be responsible for and pay the following additional costs as assessed from time to time:

(a) Purchase cost of any ATMs;

(b) Deployment, installation and maintenance of ATMs;

(c) Federal and State Registration Fees;

(d) Network Application and Registration Fees;

(e) Intentionally omitted

(f) Indirect and Direct Acquirer Processor Fees and Charges;

(g) Network Switch Fees;

(h) Program Marketing and Advertising (including signage);

(i) Cash Servicing;

(j) Processing Services;

(k) Cardholder Customer Service (including transaction disputes);

(1) Network penalties and fines assessed against Bank that are a direct cause of the Company’s action or inaction; and,

(m) Reimbursement to Bank for any expenses it incurs on behalf of the Company, including any direct expenses for program, System, or processor audits required by any Network.

SECTION 4.3 -Fee Income, Miscellaneous Fees, Surcharge Fee Notice

Bank Interchange Fee and Surcharge Income will be the income of the Company and distributed according to each individual processor/ISO Agreement, except if any expenses or potential expenses due the Bank pursuant to 4.1, may be off set by Interchange or Surcharge fee income.

Bank reserves the right to recover, at a later date, amounts either not billed or not properly billed, and Company reserves the right to recover, at a later date, amounts billed in error by Bank because of Bank’s error. Except that, Bank and Company shall have no rights pursuant to this Section 4.3 for billing errors more than twelve (12) months from the date of discovery.

Upon termination or expiration of this Agreement, the Company shall have no further rights as a sponsored ISO. Further, and subject to the Bank’s right to off set any amounts due to it under this Agreement, or otherwise, Bank shall continue to be entitled to all amounts owed to it which may have accrued prior to the termination or expiration of this agreement.

The amount of any Surcharge Fees shall be prominently displayed on the screen of each ATM and shall state that such a fee is being charged.

SECTION 4.4 -Compensation to Bank

Intentionally omitted

ARTICLE 5 - TERM OF AGREEMENT; TERMINATION

SECTION 5.1 -Term

This Agreement shall be co-terminus with the Services Agreement, unless terminated earlier as provided elsewhere in this Agreement.

SECTION 5.2 -Event of Default

An “Event of Default” under this Agreement shall mean an event that allows for termination of this Agreement as described in Section 5.1 above.

SECTION 5.3 -Immediate Termination for Failure to Comply with Rules

In the event of any material default by Company with respect to its obligations to comply with the Rules, Bank may, at its discretion, immediately terminate this Agreement upon delivery of written notice of termination thereof to the other party.

SECTION 5.4 -Termination

Upon notice of Termination, Bank may, at its sole discretions, implement one or more of the following actions.

(a) Notify the Company that no new ATMs may be activated;

(b) Provide the Company notice of a term after which sponsorship will no longer be provided. Term will be not less than 30 days nor more than 90 days, except that if the Bank, in its sole judgment believes or has reason to believe the safety and soundness of the Bank may be at jeopardy, the Bank may terminate the Company immediately.

(c) Notice of termination by the Bank does not release the Company of contractual obligation or loss of reserve.

SECTION 5.5 -Liquidated Damages

The Parties agree that this Agreement was determined by mutual agreement based upon the overall relationship of the parties,

The Parties further agree that it would be difficult or impossible to ascertain Bank’s actual damages for a termination or other breach of this Agreement by Company resulting in a termination of this Agreement before the end of the Term. The Parties further agree the Bank is entitled to only:

(a) All pass-through charges incurred but not paid prior to the date of termination,

Each Party acknowledges and agrees, after taking into account the terms of this Agreement and all relevant circumstances at the date hereof, that the Liquidated Damages payable under this Section 5.6 represents a reasonable and genuine pre-estimate of the damages which would be suffered by Bank in the event of early termination of this Agreement and does not constitute a penalty.

Nothing in this Agreement shall limit the right of any party to this Agreement to seek injunctive relief, to the extent available, with respect to breaches of this Agreement.

ARTICLE 6 - GENERAL PROVISIONS

SECTION 6.1 -Indemnification

Company covenants and agrees to indemnify and hold harmless Bank, its parent or affiliates, and its or their respective officers, directors, employees and permitted assigns, from and against any and all direct or contingent liabilities, claims, damages, losses or expenses, including reasonable attorneys’ fees, judgments and decrees, arising from any claim, demand or suit against Bank as a result of any misrepresentation, breach of warranty or non-fulfillment of any covenant of this Agreement, to the extent said liabilities, claims, damages, losses and expenses there from are a result of the breach of this Agreement or of the negligence or tortuous acts of Company. Bank covenants and agrees to indemnify and hold harmless Company and its affiliates, and its or their respective officers, directors, employees and permitted assigns, from and against any and all direct or contingent liabilities, claims, damages, losses or expenses, including reasonable attorneys fees, arising from any claim, demand or suit against the Company as a result of any misrepresentation, breach of warranty or non-fulfillment of any covenant of this Agreement, to the extent said liabilities, claims, damages, losses and expenses there from are a result of the intentionally tortuous acts of the Bank.

Each party shall promptly notify the other of any claim, demand, suit, threat of suit of which that party becomes aware (except with respect to a threat of suit one party might institute against the other) which may give rise to a right of indemnification pursuant to this Agreement.

SECTION 6.2 -Confidentiality; General

All information and data disclosed to the other party shall be deemed to be proprietary and confidential (hereinafter referred to as “Confidential Information”) provided that written information is clearly marked in a conspicuous place as confidential or proprietary and verbal information is immediately confirmed in writing as confidential. Each party agrees to use the Confidential Information received from the other party only for the purpose of this Agreement. No other rights, and particularly licenses, to trademarks, inventions, copyrights, or patents are implied or granted under this Agreement. Confidential Information supplied shall not be reproduced in any form except as required to accomplish the intent of this Agreement.

The receiving party shall provide the same care to avoid disclosure or unauthorized use of the Confidential Information as it provides to protect its own confidential information. It is agreed that the receiving party in a secure place shall retain all Confidential Information with access limited to only such of the receiving party’s employees or agents who need to know such information for purposes of this Agreement.

All Confidential Information, unless otherwise specified in writing, shall remain the property of the disclosing party, shall be used by the receiving party only for the purpose intended, and such Confidential Information, including all copies thereof, shall be returned to the disclosing party, and in any event, upon termination or expiration of this Agreement.

Company warrants that it has established an information security program that contains appropriate measures designed to:

(a) Ensure the security and confidentiality of sensitive Customer Information;

(b) Protect against any unanticipated threats or hazards to the security or integrity of such information; and

(c) Protect against the unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer. In the event Company discovers any unauthorized access to any sensitive Customer Information, Company shall take appropriate actions to address such unauthorized access, including but not limited to promptly notifying Bank of any such incident. For purposes of this paragraph, “sensitive Customer Information” shall include a customer’s name, address, or telephone number in conjunction with the customer’s social security number, driver’s license number, account number, credit or debit card number, or a personal identification number or password that would permit access to the customer’s account, or any combination of components of customer information that would allow someone to log onto or access a customers account, such as a username and password, or password and account number.

Damages, being difficult to ascertain in the event of violation of this Agreement, the parties agree that, without limiting any other rights and remedies of each other, upon breach hereof, an injunction may be obtained by the party disclosing information to protect its rights hereunder. Each party further agrees to indemnify and hold the other harmless from any and all direct foreseeable loss, which may result from breach of this Agreement.

Termination or expiration of this Agreement shall not relieve the recipient party of its obligations with respect to the Confidentiality provisions contained herein.

SECTION 6.3 -Compliance with Laws, Rules and Regulations

Bank and Company each represent and warrant to the other that each is familiar with the requirements of all applicable consumer protection laws and regulations and covenants and agrees that it will comply in all material respects with all such laws and regulations, as well as all other applicable laws, rules, and regulations, now and in the future.

SECTION 6.4 -Governing Law and Jurisdiction

This Agreement shall be governed by and interpreted and construed and the rights and obligations of the parties hereto determined in accordance with the laws of the State of Delaware.

SECTION 6.5 -Severability

In the event that any part of this Agreement is ruled by the final, nonappealable order or directive of any court or Regulatory Authority to be invalid or unenforceable, then this Agreement shall be automatically modified to eliminate that part which is affected thereby. The remainder of this Agreement shall remain in full force and effect.

SECTION 6.6 -Survival

All representations and warranties shall survive the expiration without renewal or earlier termination of this Agreement.

SECTION 6.7 -Acknowledgment of Regulatory and other Constraints

The parties hereto acknowledge that Bank and Company are subject to the rules, regulations, orders and requirements which may be imposed by any Regulatory Authority and the Bank’s Board of Directors. In the event of any requirements imposed by those entities or agencies, the parties agree that this Agreement shall be deemed modified to conform to such requirements.

SECTION 6.8 -Arbitration

In the event of any dispute between Bank and Company relating to this Agreement, or their performances hereunder, Bank and Company agree that such dispute shall be resolved by means of arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”) and judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. The arbitration decision shall be binding upon the Bank and Company. The arbitrator(s) shall be limited to awarding compensatory damages and shall have no authority to award punitive, exemplary or similar type damages.

SECTION 6.9 -Binding Effect

This Agreement and the rights and obligations created hereunder shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any rights or remedies as a third party beneficiary, or otherwise, under or by reason of this Agreement to any persons, firm or corporation.

SECTION 6.10 -Notices

All notices, requests, demands and other communications hereunder (i) shall be in writing; (ii) shall be addressed to the parties as indicated below unless notified in writing of a change in address; and (iii) shall be deemed to have been given either when personally delivered or when sent by regular United States mail, in which event it shall be sent postage prepaid upon delivery thereof, or, if sent by telegram, telex, or facsimile transmission, upon delivery thereof, as follows:

To Bank:	THE BANCORP INC	To Company:	Higher One Machines, Inc.
	405 Silverside Road		25 Science Park
	Suite 105		New Haven, CT 06511
Wilmington, DE 19809
	ATTN: General Counsel		ATTN: Contract Admin
	Facsimile: (302) 385-5200		Facsimile: (203) 776-7796

SECTION 6.11 -FurtherAssurances

Each party shall, at the request of the other from time to time after the date hereof, execute and deliver such other instruments, documents, certificates, in form and substance reasonably satisfactory to their respective counsel, as may be reasonably necessary to further evidence, perfect, maintain, effectuate, or defend any and all of the respective rights and obligations of the parties hereunder, including performance of this Agreement. In the event that such further assurance is not forthcoming within a reasonable time of the date of any such request, the other party hereto may take any and all appropriate action to protect its rights and obligations hereunder.

SECTION 6.12 -Entire Agreement

This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, supersedes, and terminates all other prior commitments, arrangements or understandings, both oral and written, between the parties with respect thereto.

SECTION 6.13 -Amendment

This Agreement may not be modified, changed, or amended except by an instrument in writing executed by each of the parties hereto.

SECTION 6.14 -Counterparts

This Agreement may be executed and delivered by the parties hereto in any number of counterparts, and by different parties on separate counterparts, each of which counterparts, taken together, shall constitute but one and the same instrument.

SECTION 6.15 -Forum Selection

Any action brought by either party hereto against the other, arising out of or related in any manner to this Agreement shall be exclusively brought in the appropriate judicial forum located in Delaware and not in any other State Court or in any Federal Court based on diversity of citizenship.

SECTION 6.16 -Attorneys’ Fees and Right to Recover

If any action at law, or in equity, or any arbitration is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

SECTION 6.17 -Headings

The descriptive headings of this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision hereof.

SECTION 6.18 -Waiver

None of the provisions of this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, their agents or employees, and may be waived only by instruments in writing signed by the authorized offer of respective party. No waiver of any provision or of the same provision on any occasion shall operate as a waiver on another occasion.

SECTION 6.19 -Assignment

Neither party may assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, the Bank shall be automatically permitted to assign this Agreement to an Affiliate upon written notice to Company provided that such assignee of Bank is capable of performing the duties and obligations of Bank hereunder.

Signature page to follow

IN WITNESS WHEREOF, this Agreement is executed by the parties as of the date reflected above.

BANK:

The Bancorp Inc.

By:
Its:	President
Date:	5/9/08

COMPANY:

By:
Its:	COO
Date:	5/12/08

Exhibit A

PLEASE LIST ANY PENDING LITIGATION PER SECTION 2.7 (e) OF THIS AGREEMENT

NONE

Schedule A

EXHIBIT B

EXECUTION VERSION

DEPOSIT WITHDRAWAL AND SETTLEMENT AGREEMENT

This Agreement (the “Agreement”) is executed as of July 14, 2008 by and among The Frost National Bank, a national banking association chartered under the laws of the United States (“Frost”), Higher One, Inc., a Delaware corporation (“Higher One”) and The Bancorp Bank, a Delaware state-chartered bank (“Bancorp Bank”).

WHEREAS Frost, as successor to Horizon Capital Bank (“Horizon”), and Higher One previously entered into that certain Special Depository and Services Agreement, dated as of August 7, 2002 (as amended, the “Special Depository and Services Agreement”), by which Frost acts as the depository for and provides certain services in connection with the Higher One Deposits;

WHEREAS, according to Section 3.3 of the Special Depository and Services Agreement, upon termination of that agreement as provided in Section 7.1(i) of that agreement, Frost and Higher One may elect for Higher One, as agent for the Higher One customers, to withdraw the full account balances of the Higher One Deposits for immediate deposit of such funds with another Federal Deposit Insurance Corporation (“FDIC”)-insured depository institution, and Higher One has elected such option;

WHEREAS, Frost, Higher One and Bancorp Bank have agreed to set forth certain mutually acceptable withdrawal and deposit matters,

NOW, THEREFORE, Frost, Higher One and Bancorp Bank hereby agree as follows:

1. Certain Definitions. As used in this Agreement, the following terms have the definitions indicated.

(a) “Affiliate” of a Person means a Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

(b) “Bank Merger Act” means the statute codified at 12 U.S.C. § 1828(c).

(c) “Cash Account” means the general ledger entry at Frost identifying all cash held in ATMs and vaults resulting from Frost’s operations relating to the Special Depository and Services Agreement being handled by Higher One.

(d) “Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(e) “Deposit Agreement” means Frost’s deposit contract and deposit disclosures, titled the OneAccount Terms and Conditions, which is provided to Users in connection with the User Accounts.

(f) “Effective Time” means the time that Frost, Higher One, and Bancorp Bank mutually agree will be the time that the Withdrawal and Deposit occurs.

(g) “GAAP” means United States generally accepted accounting principles.

(h) “Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority

(i) “Higher One Customer” means a customer of Higher One who has been activated for the Higher One Card Services Operation.

(j) “Higher One Deposits” means the aggregate deposits of Users, for which Higher One acts as agent, in User Accounts at Frost as of the close of business on the business day prior to the day of the Effective Time. A User may also have one or more separate deposits at Frost, which are not related to the Higher One Card Services Operation, and such deposits will not be included in Higher One Deposits for the purposes of this Agreement.

(k) “Higher One Card Services Operation” means the Higher One operation described in Section 2 of the Special Depository and Services Agreement.

(l) “Master Account” means the general ledger entry at Frost identifying the Higher One Deposits.

(m) “Net Settlement Amount” means the net of the Master Account and the Cash Account, calculated by Frost as of a given time in accordance with the procedures followed by Frost during the term of the Special Depository and Services Agreement for calculating such accounts. Frost and Higher One agree that as of the close of business on July 8, 2008, the Net Settlement Amount is $94,028,185.63. The Net Settlement Amount set forth in Section 3(a) will be calculated as of the close of business on the date of the Effective Time and as mutually agreed upon by Frost and Higher One.

(n) “Person” means any natural person or any firm, partnership, limited liability partnership, association, corporation, limited liability company, trust, business trust, Governmental Authority or other entity.

(o) “Routing Number” means American Bankers Association Routing Number 113024588.

(p) “Settlement Account” means the account Bancorp Bank shall set up at Frost pursuant to Section 4.

(q) “Subsidiary” has the meanings ascribed to it in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”).

(r) “Terms of Use” means Higher One’s agreement with the Users as to the services it provides to the Users, titled the Terms of Use, which is provided to Users in connection with the User Accounts, a true and correct copy of which has been submitted to Frost.

(s) “User” means a Higher One Customer for whom a User Account is established.

(t) “User Account” means a User’s deposit account at Frost, which is subject to a separate Deposit Contract between the User and Frost.

(u) “Withdrawal and Deposit” means the withdrawal of the Higher One Deposits by Higher One and the deposit of such funds with Bancorp Bank as set forth in Section 3 of this Agreement.

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2. Special Depository and Services Agreement. Without relinquishing any rights that Frost or Higher One may have regarding the termination of the Special Depository and Services Agreement, Frost and Higher One hereby agree that:

(a) The Special Depository and Services Agreement shall be deemed to be in effect until the Withdrawal and Deposit is consummated; and

(b) The Special Depository and Services Agreement shall terminate immediately after the Withdrawal and Deposit is consummated.

3. The Withdrawal and Deposit. The Withdrawal and Deposit shall be effected as follows:

(a) Subject to the conditions set forth in Section 10 of this Agreement, at the Effective Time, Higher One will withdraw all Higher One Deposits by means of (a) a wire transfer from Frost of the Net Settlement Amount to Higher One at an account held by Higher One, and thereafter, the immediate deposit by Higher One of the Net Settlement Amount with Bancorp Bank, and (b) the release by Frost of the Cash Account to Higher One.

(b) Upon the completion of the Withdrawal and Deposit as set forth in Section 3(a), the Higher One Deposits shall be held by Bancorp Bank as depository for the Users in accordance with a separate depository and services agreement by and between Higher One and Bancorp Bank and separate deposit agreements by and between Bancorp Bank and the Users.

(c) Subject to Section 4(b) hereof, from and after the Effective Time, Frost shall discontinue servicing the Higher One Deposits.

4. Arrangements for the Post-Effective Time.

(a) Frost will make commercially reasonable efforts to effect the transfer of the Routing Number to Bancorp Bank.

(b) Until such time as the transfer of the Routing Number from Frost to Bancorp Bank is completed, Frost, Higher One and Bancorp Bank will make appropriate arrangements (including establishment by Bancorp Bank of the Settlement Account) to provide for settlement by Bancorp Bank of checks, returns and other items that are presented to Frost by Higher One on and after the Effective Time and that are chargeable to the Higher One Deposits withdrawn under this Agreement. At no time shall Bancorp Bank allow the balance of the Settlement Account to fall below zero as of 2:00 p.m. Central Standard Time on any given business day. Bancorp Bank shall be entitled to withdraw all funds from the Settlement Account and to close the Settlement Account on, but not before, the business day following the transfer of the Routing Number. Moreover, nothing in this Section 4(a) is intended to reduce or eliminate Frost’s right to indemnification from Bancorp Bank under Section 11(b) below in the event the Settlement Account holds insufficient funds.

(c) Bancorp Bank, acting through Higher One, shall have the right to contact Users prior to the Effective Time regarding conversion issues, provided Frost shall be provided with copies of proposed written correspondence for Frost’s approval, which approval shall not be unreasonably withheld, not later than two (2) business days prior to distributing such correspondence.

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5. Change of Name. From and after the Effective Time, any documents, forms, brochures, papers, and cards, including any debit and ATM cards, relating to the Higher One Deposits shall be issued in Bancorp Bank’s name. Bancorp Bank shall have a reasonable period of time to discontinue the use of Frost’s name or Horizon’s name in connection with the Higher One Deposits or the Higher One Card Services Operation, provided that such period shall not extend beyond 180 days after the Effective Time without Frost’s written permission. Notwithstanding the preceding sentence, permission is hereby given for the continued use by Users of any cards or documents already produced or in circulation bearing the name “Frost National Bank”, “Horizon Capital Bank” or any marks or trade names of Frost or Horizon until their expiration date. The parties shall take all necessary actions to cause the bank identification numbers associated with the Higher One Deposits, which are 510840 and 510774, to be transferred to Bancorp Bank at the Effective Time.

6. Representations and Warranties of Frost.

Frost hereby makes the following representations and warranties to Higher One and Bancorp Bank as of the date hereof and as of the Effective Time:

(a) Frost is a duly organized national banking association chartered under the laws of the United States, validly existing and in good standing under federal law, with corporate power to own and operate its business and properties and to carry on its business as presently constituted.

(b) The execution and delivery of this Agreement and consummation by Frost of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Frost. This Agreement is a valid and legally binding obligation of Frost, enforceable against Frost in accordance with its terms.

(c) The execution, delivery and performance of this Agreement by Frost, and the consummation of the transactions contemplated hereby by Frost, do not constitute a breach, violation or default, or create a lien, under the charter or bylaws of Frost or under any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Frost or to which Frost is subject, provided that Frost makes no representation or warranty with respect to the Deposit Agreement and Servicing Agreement.

(d) There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the best of Frost’s knowledge, threatened before any court or administrative body in any manner involving Frost that might have a material adverse effect on the transactions contemplated by this Agreement.

7. Representations and Warranties of Higher One.

Higher One hereby makes the following representations and warranties to Frost and Bancorp Bank as of the date hereof and as of the Effective Time:

(a) Higher One is a Delaware corporation, validly existing and in good standing under Delaware law, with corporate power to own and operate its business and properties and to carry on its business as presently constituted.

(b) The execution and delivery of this Agreement and consummation by Higher One of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Higher One. This Agreement is a valid and legally binding obligation of Higher One, enforceable against Higher One in accordance with its terms.

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(c) The execution, delivery and performance of this Agreement by Higher One, and the consummation of the transactions contemplated hereby by Higher One, do not constitute a breach, violation or default, or create a lien, under the charter or bylaws of Higher One or under any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture, or instrument of Higher One or to which Higher One is subject.

(d) There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the best of Higher One’s knowledge, threatened before any court or administrative body in any manner involving Higher One that might have a material adverse effect on the transactions contemplated by this Agreement or Higher One’s ability to consummate such transactions.

(e) No approval of, filing with or notice to any Governmental Authority, including the FDIC under the Bank Merger Act and the Delaware State Bank Commissioner under Delaware banking law, is necessary or required under any law or regulation to consummate the transactions contemplated hereby.

(f) Each of the Deposit Agreement and Terms of Use, as amended to date (true and complete copies of which have been provided to Frost and Bancorp Bank), is a valid and legally binding agreements between Higher One and the Users, in the case of the Terms of Use, and Frost and the Users, in the case of the Deposit Agreement, and authorize the Withdrawal and Deposit without the consent of any User, provided prior notice is given to the Users, which prior notice has been made.

(g) Higher One maintains, or a person or entity who has so undertaken for Higher One maintains, and through the Effective Time shall continue to maintain, records in good faith and in the regular course of business so that upon the consummation of the Withdrawal and Deposit, each of the Higher One Deposits deposited at Bancorp Bank will be separately insured by the FDIC under the FDIC’s regulations regarding “pass-through” deposit insurance.

(h) All financial statements concerning Higher One delivered by Higher One to Frost, consisting of the audited consolidated financial statements of Higher One as of and for the years ended December 31, 2007 and 2006, are true, complete and correct in all material respects and have been prepared in accordance with GAAP. Since the delivery of such statements, there has been no material, adverse change in the financial position of Higher One.

8. Representations and Warranties of Bancorp Bank.

Bancorp Bank hereby makes the following representations and warranties to Frost and Higher One as of the date hereof and as of the Effective Time:

(a) Bancorp Bank is a Delaware state-chartered bank, validly existing and in good standing under Delaware law, with corporate power to own and operate its business and properties and to carry on its business as presently constituted. Bancorp Bank is a member of the FDIC and is in good standing with the FDIC.

(b) The execution and delivery of this Agreement and consummation by Bancorp Bank of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Bancorp Bank. This Agreement is a valid and legally binding obligation of Bancorp Bank, enforceable against Bancorp Bank in accordance with its terms.

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(c) The execution, delivery and performance of this Agreement by Bancorp Bank, and the consummation of the transactions contemplated hereby by Bancorp Bank, do not constitute a breach, violation or default, or create a lien, under the charter or bylaws of Bancorp Bank or under any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture, or instrument of Bancorp Bank or to which Bancorp Bank is subject.

(d) There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the best of Bancorp Bank’s knowledge, threatened before any court or administrative body in any manner involving Bancorp Bank that might have a material adverse effect on the transactions contemplated by this Agreement or Bancorp Bank’s ability to consummate such transactions.

(e) No approval of, filing with or notice to any Governmental Authority, including the FDIC under the Bank Merger Act and the Delaware State Bank Commissioner under Delaware banking law, is necessary or required under any law or regulation to consummate the transactions contemplated hereby.

(f) Provided that the representation and warranty set forth in Section 7(g) hereof is true and accurate, upon the consummation of the Withdrawal and Deposit, each of the Higher One Deposits deposited at Bancorp Bank will be separately insured by the FDIC.

(g) The Annual Report on Form 10-K of Bancorp, Inc., the sole shareholder of Bancorp Bank, for the fiscal year ended December 31, 2007 and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to December 31, 2007 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or as thereafter amended prior to the date hereof (collectively, the “Bancorp SEC Filings”) with the SEC as of the date filed or amended prior to the date hereof, as the case may be, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the statements of financial position contained in or incorporated by reference into any of the Bancorp SEC Filings (including the related notes and schedules) fairly presented or will fairly present in all material respects its financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in the Bancorp SEC Filings (including any related notes and schedules thereto) fairly presented or will fairly present in all material respects, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of it and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(h) Since January 1, 2008, Bancorp Bank has filed all call reports, together with any amendments required to be made with respect thereto, that it was required to file with the FDIC. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such call reports, including the financial information, exhibits and schedules thereto, complied with all of the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed.

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9. Survival of Representations and Warranties and Covenants. The representations and warranties of the parties shall survive (but not be restated beyond the Effective Time) for as long as a claim for indemnification can be made or maintained hereunder. All covenants and other agreements made under this Agreement shall survive until performed. Any claim for indemnification under Section 11 of this Agreement must be made within four years of the Effective Time. Any such claim for which written notice has been given during that period shall continue to be valid and may be maintained until fully resolved notwithstanding that occurs after such four year anniversary.

10. Conditions. The obligation of Frost, Higher One and Bancorp Bank to complete the Withdrawal and Deposits provided for in this Agreement are conditioned upon fulfillment on or before the Effective Time of each of the following conditions:

(a) The representations and warranties of each of the other parties set forth in this Agreement are accurate, in all material respects, as of the Effective Time; and

(b) Each of the other parties has complied, in all material respects, with each of its covenants and other agreements set forth in this Agreement to be observed through the Effective Time.

11. Indemnification.

(a) Higher One hereby agrees that it shall indemnify, defend and hold harmless Frost and its Affiliates and their respective officers, directors, employees, agents and stockholders (the “Frost Indemnified Parties”) from, against and in respect of any damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, costs and expenses (including reasonable attorneys’ fees, and reasonable out-of-pocket disbursements) imposed on, sustained, incurred or suffered by, or asserted against, any of the Frost Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, or to the extent arising in any manner out of or resulting from:

(i) any breach of any representations, warranties, covenants or other agreements contained in this Agreement, the Deposit Agreement, the Servicing Agreement or the Special Depository and Services Agreement; and

(ii) the Withdrawal and Deposit, and the arrangements contemplated by Sections 3(b), 4 and 5 of this Agreement.

(b) Bancorp Bank hereby agrees that it shall indemnify, defend and hold harmless the Frost Indemnified Parties from, against and in respect of any damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, costs and expenses (including reasonable attorneys’ fees, and reasonable out-of-pocket disbursements) imposed on, sustained, incurred or suffered by, or asserted against, any of the Frost Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, or to the extent arising in any manner out of or resulting from:

(i) any breach of any representations, warranties, covenants or other agreements contained in this Agreement; and

(ii) the Withdrawal and Deposit, and the arrangements contemplated by Sections 3(b), 4 and 5 of this Agreement.

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(c) Bancorp Bank shall secure the indemnity provided for in Section 11(b) with an escrow amount to be held at a depository institution mutually agreed upon by Frost and Bancorp Bank, the service fee for which shall be paid by Bancorp Bank, and pledged to Frost in the amount of $1,000,000 and subject to the terms of an escrow agreement substantially in the form of Exhibit A hereto.

12. Termination. This Agreement shall terminate, and Frost, Higher One and Bancorp Bank shall have no liability to each other, upon the written notice by one of Frost, Higher One and Bancorp Bank to the other parties if the Withdrawal and Deposit Date shall not have occurred within 60 days of the date of this Agreement.

13. Applicable Law; Submission to Jurisdiction. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Texas applicable to contracts made and to be performed entirely within that State. Each of the parties hereto (A) irrevocably submits to the exclusive jurisdiction of any Texas state court or federal court located in San Antonio, Texas in any action arising out of this Agreement or the transactions contemplated hereby, (B) agrees that all claims in such action may be decided in such court, (C) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum, and (D) consents to the services of process by mail its the head office. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions.

14. Waiver; Amendment. Any provision of this Agreement may be (a) waived by the party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law.

15. Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of Frost, Higher One and Bancorp Bank regarding the Withdrawal and Deposit contemplated hereby and supersedes any and all other oral or written agreements previously made or purported to be made, with the exception of the relevant provisions of each of (i) the Special Depository and Services Agreement, as it pertains to Frost and Higher One; (ii) the Deposit Agreement, as it pertains to Frost; and (iii) the Terms of Use, as it pertains to Higher One. Nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than Frost, Higher One and Bancorp Bank.

16. Severability. If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

*                    *                     *

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

THE FROST NATIONAL BANK

By	/s/ Ray Zapata
	Name:	Ray Zapata
	Title:	Senior Vice President

HIGHER ONE, INC.

By	/s/ E. Charles Jones
	Name:	E. Charles Jones
	Title:	VP

THE BANCORP BANK

By	/s/ Pete Chiccino
	Name:	Pete Chiccino
	Title:	EVP/CIO

Annex A

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Escrow Agreement”) is made as of this      day of July, 2008, by and among Frost National Bank, a national banking association chartered under the laws of the United States (“Frost”), The Bancorp Bank, a Delaware state-chartered bank (“Bancorp Bank”), and Marshall & Ilsley Trust Company N.A., (the “Escrow Agent”).

RECITALS

WHEREAS, Frost and Bancorp Bank are parties, along with Higher One, Inc., (“Higher One”), to that certain Deposit Withdrawal and Settlement Agreement dated July     , 2008 (the “Settlement Agreement”), whereby Higher One will withdraw Higher One Deposits (as defined in the Settlement Agreement) and deposit them with Bancorp Bank;

WHEREAS, pursuant to Section 11(c) of the Settlement Agreement, Bancorp Bank has agreed to secure its indemnification obligations to Frost by placing in escrow the sum of $1,000,000 (the “Escrow Deposit”) with the Escrow Agent;

WHEREAS, the Escrow Deposit shall be held by the Escrow Agent in accordance with the terms and conditions contained in this Escrow Agreement; and

WHEREAS, the parties are entering into this Escrow Agreement so as to set forth the terms and conditions regarding the Escrow Agent’s holding of the Escrow Deposit;

NOW, THEREFORE, Frost, Bancorp Bank and the Escrow Agent hereby agree as follows:

1.1. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Settlement Agreement.

1.2. On the Effective Date of the Settlement Agreement, Bancorp Bank will deliver to the Escrow Agent the Escrow Deposit, and receipt thereof shall be acknowledged in writing by Escrow Agent. The Escrow Deposit shall be held by the Escrow Agent in the Marshall Prime Money Market Fund Class Y Shares (the “Fund.”) The parties have received a prospectus for the Fund and recognize Escrow Agent or its affiliates may receive investment advisory and other fees from the Fund. Escrow Agent shall reinvest all investment earnings. Bancorp Bank shall be treated as the owner of the Escrow Account for federal and state income tax purposes. Bancorp Bank will report all income, if any, that is earned on the escrow account in such amounts that are properly includible in any taxable year, and pay any taxes attributable thereto. Bancorp Bank agrees to furnish the Escrow Agent with a completed Form W-9. The Escrow Account shall be distributed as set forth in Section 1.3 of this Escrow Agreement.

1.3. The Escrow Deposit shall be disbursed as follows:

(a) As may be directed by Frost and Bancorp Bank pursuant to a jointly executed written notice to the Escrow Agent.

(b) From time to time for a period of twelve (12) months following the Closing Date under the Settlement Agreement, Frost may submit a notice (an “Indemnity Notice”) to Escrow Agent and Bancorp Bank specifying in reasonable detail the nature and dollar amount of any indemnification claim (a “Claim”) it may have under Section 11(b) of the Settlement Agreement. Frost may make more than one Claim with respect to any underlying set of facts. If Bancorp Bank delivers written notice to Frost and Escrow Agent that it disputes the Claim described in any Indemnity Notice within fifteen (15) days following receipt by Escrow Agent of the Indemnity Notice regarding such Claim (each such notice, an “Objection Notice”), such Claim shall be resolved as provided in Section 1.4 of this Escrow Agreement. If no Objection Notice is received by Frost and Escrow Agent within such 15-day period, then the amount specified by Frost in such Indemnity Notice shall be deemed established for purposes of this Escrow Agreement and the Settlement Agreement and, at the end of such 15-day period, Escrow Agent shall promptly (and in any event within three (3) business days after the expiration of such 15-day period) deliver to Frost for application to such Claim the amount specified in such Indemnity Notice.

1.4. If an Objection Notice is given pursuant to Sections 1.3(b) of this Escrow Agreement, Escrow Agent shall make payment with respect thereto only in accordance with (i) joint written instructions of Bancorp Bank and Frost, or (ii) a final non-appealable order of a court of competent jurisdiction with respect to a Claim. Notwithstanding the foregoing, to the extent Bancorp Bank does not dispute a portion of the amount claimed in any Indemnity Notice, Bancorp Bank shall, in its applicable Objection Notice, authorize Escrow Agent to deliver, and Escrow Agent shall promptly (and in any event within three (3) business days after receipt of the applicable Objection Notice) deliver, the undisputed amount.

1.5. (a) Twelve (12) months following the Closing Date (the “Release Date”), Escrow Agent shall release to Bancorp Bank the remainder of the Escrow Deposit, if any (the “Release Amount”), save and except for an amount equal to the aggregate amount of all outstanding Claims, if any (such Claims being referred to herein as the “Release Claims” and such amount with respect thereto, the “Release Claim Amount”). After the Release Date, the Release Claim Amount shall continue to be held by Escrow Agent until the resolution, on an individual basis, of each of the Release Claims, and shall be distributed by Escrow Agent to Bancorp Bank or Frost, as the case may be, upon resolution of each such Release Claim in the manner described in Section 1.4 of this Escrow Agreement.

(b) Notwithstanding Section 1.5(a) above, if prior to the Release Date Frost has delivered a written notice to Bancorp Bank and Escrow Agent (i) specifying in reasonable detail the nature of any claim it may have under the Settlement Agreement and (ii) certifying that Frost has reasonably determined in good faith that it is unable to specify the amount of such Claim and that the amount of such Claim could equal or exceed the amount of the Escrow Deposit, then the entire Escrow Deposit shall be included in the Release Claim Amount;

(c) At least two (2) business days prior to any release to be made under this Section 1.5, the Escrow Agent shall send written notice to Bancorp Bank and Frost specifying the amount of such release.

1.6 In the event of a dispute arising with respect to the rights of Frost or Bancorp Bank to receive the Escrow Deposit, the Escrow Agent shall have the right to place the Escrow Deposit, as the case may be, into court and commence an action in interpleader in order to obtain a judicial determination as to the party legally entitled to receive such amount.

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1.7 The Escrow Agent shall be entitled, upon execution of this Escrow Agreement and from time to time thereafter, (a) to receive reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing shall be as described in Schedule 1 attached hereto, and (b) to be reimbursed, upon request, for all reasonable expenses, disbursements and advances, including without limitation reasonable attorney’s fees and expenses incurred or made by it in connection with the performance, modification and termination of this Escrow Agreement. Any such compensation or reimbursements shall be paid by Bancorp Bank.

1.8 Upon receipt of a court order, the Escrow Agent shall act as instructed by such court order.

(a) The Escrow Agent shall not be liable for any error in judgment or for any act done or omitted by it in good faith, or for any mistake of fact or law and is released and exculpated from all liability hereunder, except for willful misconduct.

(b) The Escrow Agent shall not be required to take notice of any default by Frost or Bancorp Bank or to take any action, other than as provided in this Escrow Agreement.

(c) The Escrow Agent shall incur no liability in acting upon any signature, notice, request, waiver, consent, receipt, or other paper or document believed by the Escrow Agent to be genuine, and the Escrow Agent may assume that any person purporting to give the Escrow Agent any notice or advice in accordance with the provisions hereof has been duly authorized to do so, and Frost and Bancorp Bank each hereby jointly and severally agree to indemnify, defend and hold harmless the Escrow Agent from and against any and all losses, costs, expenses, claims, damages and liabilities, including, without limitation, attorneys’ fees, which the Escrow Agent may suffer or incur as the Escrow Agent hereunder unless caused by the Escrow Agent’s willful refusal or willful failure to act pursuant to the terms hereof.

(d) The Escrow Agent shall not be under any obligation to take any legal action in connection with this Escrow Agreement or towards its enforcement or to appear in, prosecute or defend any action or legal proceeding that, in the opinion of the Escrow Agent, would or might involve the Escrow Agent in any cost, expense, loss or liability unless, and as often as required by the Escrow Agent, the Escrow Agent shall be furnished with security and indemnity satisfactory to the Escrow Agent against all such costs, expenses, losses or liability.

2.1 Any notice given to any party hereto shall be in writing and simultaneously shall be sent to the other parties hereto. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given or sent (a) when received, if dispatched by registered or certified mail (return receipt requested), (b) when received, if delivered in hand or by facsimile transmission with a copy thereof sent by reputable overnight courier which requires a signature of the receiving party, or (c) on the following business day, if dispatched by a reputable overnight courier which requires a signature of the receiving party, in each case to the party intended at its address as follows (or at such other address as may hereafter be specified by such party from time to time by like notices):

If to the Bancorp Bank, to:

Bancorp Bank

405 Silverside Road

Wilmington, DE 19809

Attn: Frank Mastrangelo

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with a copy to:

Paul, Hastings, Janofsky & Walker LLP

875 15th Street, NW

Washington, DC 20005

Attn: Lawrence D. Kaplan

If to the Frost, to:

Frost National Bank

100 W. Houston Street,

San Antonio, Texas 78205

Attn: Corporate Counsel

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004-2498

Attn: Mark J. Menting

If to the Escrow Agent to:

Marshall & Ilsley Trust Company N.A.

111 E. Kilbourne Ave, Suite 200

Milwaukee, WI 53202

Attn: Kim Palleon

2.2 This Escrow Agreement shall terminate, and Frost, Bancorp Bank and Escrow Agent shall have no liability to each other, upon (a) the written notice by both Frost and Bancorp Bank to the Escrow Agent, or (b) the full release of the Escrow Deposit by the Escrow Agent in accordance with this Escrow Agreement.

2.3 This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within that State. Each of the parties hereto (A) irrevocably submits to the exclusive jurisdiction of any Texas state court or federal court located in San Antonio, Texas in any action arising out of this Agreement, (B) agrees that all claims in such action may be decided in such court, (C) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum, and (D) consents to the services of process by mail at its head office. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions.

2.4 Any provision of this Escrow Agreement may be (a) waived by the party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Escrow Agreement, except to the extent that any such amendment would violate applicable law.

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2.5 RESIGNATION OR REMOVAL OF ESCROW AGENT. The Escrow Agent may resign upon thirty (30) days written notice to the Frost and Bancorp Bank. The Escrow Agent may be removed and replaced effective upon thirty (30) days written notice given to the Escrow Agent by both Frost and Bancorp Bank. In the event of a resignation or removal, Frost and Bancorp Bank shall jointly appoint a successor Escrow Agent. The Escrow Agent shall deliver the balance of the moneys or assets then in its possession to the Successor Escrow Agent and its duties shall end.

If Frost and Bancorp Bank fail to appoint a Successor Agent, the Escrow Agent may appoint a successor or petition any court of competent jurisdiction for the appointment of a successor escrow agent and any such resulting appointment shall be binding upon all of the parties.

2.6 This Escrow Agreement represents the entire understanding of Frost, Bancorp Bank and the Escrow Agent regarding the terms of the Escrow Deposit contemplated hereby and supersede any and all other oral or written agreements previously made or purported to be made. Notwithstanding anything in this Escrow Agreement to the contrary, nothing in this Escrow Agreement shall affect in any way any of the rights or privileges of any party to the Settlement Agreement. Nothing expressed or implied in this Escrow Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than Frost, Bancorp Bank and the Escrow Agent.

2.7 If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

2.8 This Escrow Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

[Signature Page Follows]

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Execution Version

IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be executed as of the date first above written.

THE BANCORP BANK

By:
Name:
Title:

THE FROST NATIONAL BANK

By:
Name:
Title:

MARSHALL & ILSLEY TRUST COMPANY N.A.

By
Name:
Title:

EXHIBIT C

PRIVATE LABEL BANKING AGREEMENT

This Private Label Banking Agreement (the “Agreement”) is made and entered into this 9th day of May 2008 by and between Higher One, Inc. (“Company”) and The Bancorp, Inc. (“Bancorp”).

WHEREAS, Bancorp is a bank holding company incorporated in the State of Delaware, which through its banking subsidiary The Bancorp Bank (“Bank” and collectively with Bancorp hereinafter referred to as “The Bancorp”), intends to provide banking products and services to Company;

WHEREAS, Company has a large number of clients and wishes to promote itself as Higher One Bank and its products as Higher One Bank products and The Bancorp is interested in supporting that effort through its banking products; and

WHEREAS, the Bancorp and Company have entered into a Services Agreement dated May 9, 2008 (“Services Agreement”) and this Agreement shall be supplemental to such Services Agreement. In the event of conflicting terms or conditions the Services Agreement shall control.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intended to be legally bound hereby, the parties hereby agree to the following:

SECTION 1. DEFINITIONS

1.1 “Affinity Group” means Company’s customers and other business contacts of Company whose contact information Company markets the Banking Services pursuant to this Agreement.

1.2 “Content” means applications, tools, text, audio, video, photographs, graphics, links, headlines, summaries, features, stories and other information or data.

1.3 “Bank Marks” shall mean the trademarks, trade names, service marks, logos, domain names and other identifiers owned, controlled or licensed by the Bank or any affiliate of the Bank.

1.4 “Co-Branded Site” shall mean the Internet sites owned and operated by Company at various URLs in which the banking services are accessible by users of Company.

1.5 “Co-Branded Site Content” shall mean materials to be included in the Co-Branded Site including, without limitation, applications, tools, text, audio, video, photographs, graphics, links, headlines and other information or data.

1.6 “Co-Branded Site Look and Feel” shall mean the overall appearance and presentation of the Co-Branded Site, including, without limitation, graphics, artwork, color schemes, layout, navigation, mouseovers, organization and HTML developed specifically for the Co-Branded Site.

1.7 “Confidential Information” means all non-public information that a party designates in writing as being confidential, or which, under the circumstances of disclosure reasonably ought to be treated as confidential. “Confidential Information” includes, without limitation, the terms and conditions of this Agreement, nonpublic information relating to unreleased products or services, business policies or practices, suppliers, information regarding Affinity Group members, including email addresses and telephone numbers, or information received from others that a party is obligated to treat as confidential. “Confidential Information” will not include information that: (i) is or becomes publicly available, by commercial use or otherwise, through no fault of the receiving party; (ii) is known and has been reduced to tangible form by the receiving party at the time of disclosure and its disclosure is not subject to legal restriction; (iii) is independently and rightfully developed or learned by the receiving party without reference to the other party’s information; (iv) is lawfully obtained from a third party that has the right to make such disclosure; or (v) is made generally available by the disclosing party without restriction on disclosure.

1.8 “Intellectual Property Right” means any patent, copyright, trademark, trade secret, trade dress, mask work, moral right, right of attribution or integrity or other intellectual property or proprietary right arising under the laws of any jurisdiction (including, without limitation, all claims and causes of action for infringement, misappropriation or violation thereof and all rights in any registrations and renewals).

1.9 “Link” shall mean a hyperlink, button or such other user interface device (together with any successor technology) designed to transport the user from one location on the Internet to a different location.

SECTION 2. PROGRAM OVERVIEW

2.1 It is the intention of the parties to this Agreement that the Company has the right and ability to market its banking services and products to Users (the “Program”). Through the Program, The Bancorp will make available all the customary products and services of a full-service bank as needed to facilitate Company’s operations; The Bancorp will not market any products or services directly to customers of Company.

2.2 This Agreement shall be co-terminus with the Services Agreement, unless terminated earlier as provided elsewhere in this Agreement.

SECTION 3. LICENSE AGREEMENT

3.1 Company hereby grants to The Bancorp a limited, non-exclusive, non-transferable, royalty free right to use the service marks “Higher One”, “Higher One Bank”, and “OneAccount” (collectively, the “Marks”), telephone numbers and e-mail addresses (together with the Marks, “Company Content”) solely in connection with the activities undertaken pursuant to this Agreement. The Bancorp will not use the Company Content in any way that might result in confusion as to the separate and distinct identities of Company and The Bancorp. The Bancorp acknowledges and agrees that all patent, copyright, trademark and other intellectual property and proprietary rights of Company, including, but not limited to, the Marks and any goodwill which accrues because of The Bancorp’s use of the Marks, are and shall remain the

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sole and exclusive property of Company. Upon the expiration or earlier termination of this Agreement, the license granted to The Bancorp in the Marks shall immediately terminate and The Bancorp shall immediately cease and desist all use of the Marks. The Bancorp further agrees not to contest or take any action, whether during or following the Term of this Agreement, in opposition to any trademark, service mark, trade name, logo or other commercial symbol of Company or to use, employ or attempt to register any mark or trade name which is similar to any mark or trade name of Company.

SECTION 4. MARKETING

4.1 The Company agrees, upon notice and approval by The Bancorp, which shall not be unreasonably withheld, to initiate appropriate marketing campaigns to create general awareness of the Program and encourage participation by members of the Affinity Group therein. The Bancorp acknowledges and agrees that the Affinity Group listing is, and at all times shall remain, the confidential and proprietary property of Company to be used by The Bancorp solely in connection with the performance of its obligations under this Agreement. The Bancorp agrees not to directly or indirectly use or distribute to a third party any name, address, telephone number, e-mail address information or other information of any member of the Affinity Group without the expressed, written authorization of Company which may be withheld in the sole discretion of Company.

4.2 The Company agrees that it will operate the Co-Branded Site that will allow Users to open and review their accounts.

4.3 [Intentionally deleted]

4.4 Except as otherwise be provided herein, Company agrees that there will be no license or other fee charged to The Bancorp for development or other costs incurred on behalf of Company for the establishment and use of the internet tool and website for the purpose and term of this Agreement,

4.5 The obligation of Company to provide information with respect to a member of the Affinity Group or Company shall be expressly subject to the then-current privacy or other limitations imposed by law, or on or by a member of the Affinity Group, or the business practices of The Bancorp.

SECTION 5. REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 The Bancorp and Company each represent and warrant to the other as follows:

(a) It is a duly organized and validly existing corporation and has full Power to enter into this Agreement and to carry out the transactions contemplated hereby and is in good standing in the jurisdiction of its incorporation; and

(b) The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate actions, and this Agreement constitutes a legal, valid and binding obligation enforceable in accordance with its terms.

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5.2 The Company represents and warrants to The Bancorp that, with respect to each account opened by any Affinity Group member:

(a) The Company and/or its affiliates and/or agents and employees thereof will not commit any criminal or fraudulent or misleading act or activity or have not participated and will not participate in any criminal or fraudulent or misleading act or activity in connection with the execution and performance of this Agreement or its relationship with the members of the Affinity Group.

(b) The conduct of the Company in soliciting or processing any application from any Affinity Group member, including the granting or denial of credit will not violate any federal or state law, rule or regulation.

5.3 In addition to other remedies available to The Bancorp pursuant to this Agreement or available under law or in equity, the Company shall defend and indemnify The Bancorp from and against, and hold it harmless from all allegations, suits, claims, actions, legal proceedings, counterclaims, and demands of any kind or nature and all reasonable costs incurred by The Bancorp in connection therewith (individually a “Claim” and collectively “Claims”) which Claims arise from or result by reason of (i) any inaccuracy in, breach or alleged breach of any of the representations or warranties made by the Company pursuant to this Agreement; (ii) refusal or failure of the Company to fully and timely perform in accordance herewith any of its covenants, warranties, agreements, responsibilities, obligations or duties to Company or to third parties provided for in this Agreement, including, but not limited to members of the Affinity Group; (iii) the criminal conduct, negligence or willful misconduct of the Company or any of its affiliates of any of their agents or employees of the foregoing; (iv) any Claim asserted against or suffered by Company arising out of the Company’s misconduct or violation of any obligation herein; (v) any infringement by the Company or any patent, copyright, trademark or other intellectual property or proprietary right, any use of which is contemplated by this Agreement, including but not limited to the Company’s internet web tool, and the Marks.

SECTION 6. CONFIDENTIALITY

6.1 Each party will protect the other’s Confidential Information from unauthorized dissemination and use to any third party in accordance with all privacy laws and with the same degree of care that such party uses to protect its own like information, but in no event less than a reasonable degree of care. Neither party will use or disclose the other’s Confidential Information to any third parties except as necessary to directly further the purposes of this Agreement. Each party may disclose the terms and conditions of this Agreement to its employees, affiliates and its legal and financial consultants on a need to know basis as required in the ordinary course of that party’s business, provided that such employees, affiliates and/or legal and/or financial consultants agree in advance of disclosure to be bound by this Section 6, and may disclose Confidential Information as required by government or judicial order, provided each party gives the other party prompt notice of such order and complies with any protective order (or equivalent) imposed on such disclosure.

6.2 Each party acknowledges and agrees that, due to the unique and valuable nature of the Confidential Information and any other proprietary information and materials of the other

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party, there can be no adequate remedy at law for any breach by such party of this Section 6, that any such breach may result in irreparable harm to the non-breaching party for which monetary damages would be inadequate to compensate the non-breaching party, and that the non-breaching party shall have the right, in addition to any other rights available under applicable law, to seek from any court of competent jurisdiction preliminary and/or permanent injunctive relief to restrain any breach or threatened breach of, or otherwise to specifically enforce, any covenant or obligation of such party under this Section 6, as well as to obtain damages arising from such violation, which rights shall be cumulative. The obligations under this Section 6 shall survive termination or expiration of this Agreement.

6.3 Except as expressly provided in this Agreement and except to the extent required by applicable law, no news releases or other public disclosures relating to this Agreement, or its subject matter (including without limitation, photographs, public announcements or confirmation of same) shall be made by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

SECTION 7. GENERAL PROVISIONS

7.1 This Agreement does not create an agency, partnership or joint venture between the parties. The parties hereto agree that neither has the authority to bind the other with respect to any matter.

7.2 Notices under this Agreement shall be deemed to have been given when actually delivered by hand, via overnight courier or when mailed, postage prepaid, by registered or certified mail, return receipt requested, or by courier service to the other party at the address stated below or such other addresses as such party may have provided by written notice.

In the case of The Bancorp:	In the case of Company:
The Bancorp, Inc.	Higher One, Inc.
405 Silverside Road, Suite 105	25 Science Park
Wilmington, Delaware 19809	New Haven, CT 06511
Attn: Frank M. Mastrangelo	Attn: Contracts Admin
Facsimile: (302) 385-5200	Facsimile: (203) 776-7796

Either party may from time to time change its address for notification purposes by giving the other party written notice of the new address and the date upon which it will become effective

7.3 Termination or expiration of this Agreement for any reason shall not release either party from liabilities or obligations set forth in this Agreement which (i) the parties have expressly agreed shall survive any such termination or expiration, or (ii) remain to be performed or by their nature would be intended to be applicable following any such termination or expiration. The termination or expiration of this Agreement shall not affect any of either party’s warranties, indemnification obligations or any other matters set forth in this Agreement that would survive termination or expiration in order to carry out their intended purpose, all of which shall survive the termination or expiration of this Agreement.

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7.4 This Agreement shall be binding on the parties and their respective successors and assigns.

7.5 This Agreement may become executed in several counterparts, all of which taken together shall constitute one single agreement between the parties.

7.6 The Section headings used in this Agreement are for reference and convenience only and shall not affect the interpretation of this Agreement.

7.7 If, but only to the extent that, any provision of this Agreement is declared or found in a final decision to be illegal, unenforceable or void by a court of competent jurisdiction, then both parties shall be relieved of all obligations arising under such provision, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent.

7.8 A waiver by any of the parties of any covenants, conditions or agreements to be performed by the other party or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement therein herein contained.

7.9 This Agreement, including any documents referred to in the Agreement or attached hereto, constitutes the entire and exclusive statement of Agreement between the parties with respect to its subject matter and there are no oral or written representations, understandings, or agreements relating to this Agreement, which are not fully expressed herein.

7.10 This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to choice of law principles.

7.11 In any suit or action to enforce this Agreement, or any of the terms or provisions herein contained, the prevailing party shall be entitled to recover its part of its reasonable and customary costs and legal fees, including costs and fees for paralegals and any administrative proceedings or appeals.

7.12 The Bancorp and the Company shall keep in full effect their existence and good standing as corporations in the State of Delaware and will obtain and preserve their qualifications to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to enable The Bancorp and the Company to perform their duties under this Agreement, except where the failure to so qualify would not have a material adverse effect on the ability of The Bancorp or the Company to perform its duties hereunder.

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IN WITNESS WHEREOF, the parties have each caused this Agreement to be signed and delivered by its duly authorized officer or representatives as of the Effective Date.

The Bancorp, Inc.		Higher One, Inc.

By:		By:

Printed Name: Frank M. Mastrangelo		Printed Name: Miles Lasater

Title:	President	Title:	COO

Date:	5/9/08	Date:	5/12/08

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